Exhibit 10.1

Share purchase agreement

Each person listed in column 1 of the table in Schedule 1

Unusual Machines, Inc.

Jason Philip Vella

Contents

1	Definitions and interpretation	1
	1.1 Definitions	1
	1.2 Interpretation	15
	1.3 Joint and several	16
	1.4 Headings	16
	1.5 Awareness	17

2	Conditions	17
	2.1 Conditions	17
	2.2 Reasonable assistance	18
	2.3 Obligation to keep reasonably informed	18
	2.4 Waiver	18
	2.5 Notice	18
	2.6 Failure to satisfy Condition	19
	2.7 Rights on termination	19

3	Sale and purchase	19
	3.1 Sale of the Sale Shares	19
	3.2 Transfer of rights	19
	3.3 No Encumbrances	19
	3.4 Title and risk	19

4	Purchase Price	20
	4.1 Purchase Price	20
	4.2 Calculation of VWAP	20
	4.3 Issue on Completion	20
	4.4 Method of Payment	21
	4.5 Adjustments to Purchase Price	21

5	Period prior to Completion	21
	5.1 Continuity of Business	21
	5.2 Prohibited actions	21
	5.3 Permitted acts	23
	5.4 Access to Business and Records	23
	5.5 Consultation	24
	5.6 Buyer's obligations	24

6	Completion	24
	6.1 Time and place	24
	6.2 Board meetings	24
	6.3 Obligations of the Sellers at or before Completion	25
	6.4 Obligations of Buyer at or before Completion	26
	6.5 Simultaneous actions at Completion	27

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7	Post completion obligations	27
	7.1 Restriction on trading	27
	7.2 Registration of Sale Shares	28

8	Earnout	28
	8.1 Calculation of Earnout Amount	28
	8.2 Calculation of Gross Revenue	28
	8.3 Issue of Earnout Consideration	29
	8.4 Company operations	30

9	Warranties given by the Sellers and the Buyer	30
	9.1 Warranties	30
	9.2 Application of Warranties	31
	9.3 Inducement	31
	9.4 Indemnity	31

10	Limitations	31
	10.1 Disclosure	31
	10.2 Fully and fairly	31
	10.3 Acknowledgments	32
	10.4 Financial limits on Warranty Claims	32
	10.5 Maximum liability for Warranty Claims	32
	10.6 Time limits on Claims	32
	10.7 Notice of Claims	33
	10.8 No limitations for fraud	33
	10.9 Other limits on Claims	33
	10.10 Mitigation	34
	10.11 Excluded liability	34
	10.12 Statutory actions	35
	10.13 No double recovery	35
	10.14 Third party recovery	35
	10.15 Independent limitations	35
	10.16 Survival	35
	10.17 Gross-up for Tax	36

11	Indemnity	36
	11.1 Sellers’ indemnity	36
	11.2 Buyer indemnity	37

12	Tax indemnity	37
	12.1 Sellers’ indemnity	37
	12.2 Limits and exceptions	37
	12.3 Payment of liability	38
	12.4 Consultation	38

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13	Third Party Claims	38
	13.1 Notice of Third Party Claims	38
	13.2 Conduct of Third Party Claims	39

14	Tax Returns	40
	14.1 Pre-Completion Tax Returns	40
	14.2 Straddle Returns	40
	14.3 Dispute in relation to Pre-Completion Tax Returns	41
	14.4 Tax Expert	41

15	Representations and warranties by Buyer	42
	15.1 Warranties	42

16	Representations and warranties By Guarantor	44
	16.1 Guarantor’s Warranties	44

17	Period after completion	45
	17.1 Appointment of proxy	45
	17.2 Access to records by the Sellers	45
	17.3 Confidentiality and legal professional privilege	46

18	Protection of the Group	46
	18.1 Acknowledgment	46
	18.2 Non-compete	46
	18.3 Independence	46
	18.4 Severability	47
	18.5 Acknowledgement	47
	18.6 Injunction	47
	18.7 Exceptions	47

19	Trustee Limitation	47
	19.1 Limited capacity	47
	19.2 Limited liability	48
	19.3 Limited rights to sue	48
	19.4 Exceptions	48
	19.5 Override	48

20	Trustee Restrictions	48

21	Guarantee	49
	21.1 Consideration	49
	21.2 Guarantee and indemnity	49
	21.3 Non–payment	49
	21.4 Demands	49
	21.5 Continuing obligations	50
	21.6 Extent of guarantee and indemnity	50
	21.7 Principal and independent obligation	51
	21.8 Deferral of certain rights	51
	21.9 Enforcement against Guarantor	51

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22	Confidentiality and publicity	52
	22.1 Confidentiality	52
	22.2 Permitted disclosures	52
	22.3 Disclosure to officers, employees and others	52
	22.4 Disclosure required by Law	52
	22.5 Announcements	53
	22.6 Survival	53

23	Notices and other communications	53
	23.1 Service of notices	53
	23.2 Effective on receipt	54

24	Duties, Costs and Expenses	54
	24.1 Fees and Costs	54
	24.2 Stamp duty	54

25	GST	54
	25.1 Definitions	55

26	Foreign resident capital gains withholding payments	55
	26.1 Interpretation	55
	26.2 Sellers’ declaration	56
	26.3 Further declaration	56
	26.4 Buyer will not withhold	56

27	Set off	56
	27.1 Right to set-off	56
	27.2 No limitations	57

28	General	57
	28.1 PPSR	57
	28.2 Relationship	57
	28.3 Entire understanding	57
	28.4 Amendment	57
	28.5 Rights, powers and remedies	58
	28.6 Continuing obligations	58
	28.7 Waiver	58
	28.8 Consent	58
	28.9 Assignment	58
	28.10 No Merger	59
	28.11 Counterparts	59
	28.12 Further assurance	59
	28.13 Severability	59
	28.14 Governing law and jurisdiction	59

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Schedule 1 - Seller Details

Schedule 2 - Group Details

Schedule 3 - Warranties

Schedule 4 - Material Contracts

Schedule 5 - Intellectual Property Rights

Schedule 6 - Employees, Independent Contractors

Schedule 7 - Insurance

Schedule 8 - Leased Properties and Leases

Schedule 9 - Encumbrances

Schedule 10 - Authorisations

Schedule 11 - Insider Trading policy

Schedule 12 - Disclosure policy

Schedule 13 - Code of ethics policy

Signing page

Annexure A - Data Room Materials

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Date

Parties

Each person listed in column 1 of the table in Schedule 1 (each a Seller and together the Sellers)

Unusual Machines, Inc. of 4677 LB McLeod Road, Suite J, Orlando, FL 32811 (Buyer)

Jason Philip Vella of Unit 6, 88 Dooring Street, Dickson ACT 2602 (the Guarantor)

Recitals

A	The Sellers are the legal and registered holders of all the shares on issue in the Company.

B	The Sellers have agreed to sell, and the Buyer has agreed to buy, the Sale Shares on the terms and conditions set out in this Agreement.

C	The Guarantor has agreed to guarantee the obligations of the Vella Seller under this Agreement on the terms and conditions of this Agreement.

Operative provisions

1	Definitions and interpretation

1.1	Definitions

In this Agreement, unless the contrary intention appears:

Accounting Standards means:

(a)	the applicable accounting standards under the Corporations Act;

(b)	to the extent not inconsistent with paragraph (a) of this definition, generally accepted accounting principles and practices in Australia consistently applied; and

(c)	to the extent not inconsistent with paragraphs (a) and (b) of this definition, the standards, requirements and practices consistently applied by the Group in the past 3 financial years;

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Accounts means:

(a)	the consolidated balance sheet of the Group as at the Accounts Date;

(b)	the consolidated profit and loss statement and statement of cash flows of the Group for the financial year ended on the Accounts Date; and

(c)	any notes, statements and reports attached to and forming part of those financial statements;

Accounts Date means 31 March 2025;

Agreement means this share purchase agreement and any schedules and annexures to it;

Anti-Bribery and Corruption Warranties means the warranties that comprise Warranty 32 of Schedule 3;

Anti-Corruption Law means any Law relating to bribery or corruption or which prohibits the corrupt payment, offer, promise or authorisation of any payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any person;

ASIC means the Australian Securities and Investments Commission;

Associate means, in relation to a person (First Person):

(a)	any person which, directly or indirectly through one or more intermediaries:

(i)	Controls the First Person;

(ii)	is Controlled by the First Person; or

(iii)	is under common Control with the First Person; or

(b)	any beneficiary of any trust of which the First Person or any of the persons specified in paragraph (a) of this definition is a trustee;

(c)	any shareholder, director, officer or employee of the First Person or any of the persons specified in paragraphs (a) to (b) of this definition;

(d)	any spouse or child of the First Person or any of the persons specified in paragraphs (a) to (c) of this definition;

Authorisation means all declarations, consents, approvals, permits, licences, authorisations, exemptions, filings, registrations, accreditations, certification and waivers from or by a Governmental Agency;

Business means the business carried on by the Group at the date of this Agreement, or the Completion Date (as the case requires), being, on the date of this Agreement, the design and manufacture of electric motors for propulsion applications in uncrewed aerial systems;

Business Day means a day that is not a Saturday, Sunday, public holiday or bank holiday in Canberra, Australian Capital Territory;

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Buyer Warranty means each of the warranties given under clause 15;

Claim means any claim, demand, action, proceedings or cause of action arising out of, or in connection with, this Agreement (and whether under contract, tort, common law or statute);

Claim Notice has the meaning given to that term in clause 10.7(a);

Company means Rotor Lab Pty Ltd ACN 660 451 696, details of which are set out in Schedule 2;

Completion means completion of the sale and purchase of the Sale Shares contemplated by this Agreement (and shall be synonymous with ‘closing’ of the transaction);

Completion Date means the date which is five Business Days after the last Condition is satisfied or waived (as applicable) or such other date as agreed between the Sellers and the Buyer in writing;

Condition has the meaning given to that term in clause 2.1;

Confidential Information means:

(a)	any confidential, non-public or proprietary information relating to the Business and the assets or affairs of the Group;

(b)	any confidential, non-public or proprietary information relating to any party; and

(c)	any information relating to any Transaction Document and the transactions contemplated by any of them, including the existence of any Transaction and the transactions contemplated by any of them and of the negotiations which preceded them, other than information that:

(a)	at the date of this Agreement, was generally and publicly available, or subsequently becomes so available other than by breach of any duty or obligation;

(b)	at the time it was disclosed to a party, was in the possession of that party lawfully and without breach of any duty or obligation; or

(c)	has been disclosed to a party and was not generally and publicly available at that date of disclosure, but subsequently, through no act or omission of that party (or any person to whom it disclosed that information) becomes available from another source and is not subject to any duty or obligation as to confidence;

Consequential Loss means any indirect Loss which is loss of opportunity, loss of goodwill, loss of business reputation, loss of future reputation or adverse publicity or damage to credit rating, loss or corruption of data or information, loss or damage arising from business interruption or increased operating costs, special, exemplary, punitive or incidental damages, in each case, whether arising in contract, tort (including negligence) statute or otherwise, and whether or not such loss or damage was foreseeable or contemplated by the parties at the date of this Agreement, but does not mean:

(a)	Loss which is loss of profits, loss of revenue or loss of production which arises as a direct result of the fact, matter or circumstance giving rise to the Loss;

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(b)	Loss arising naturally and in the usual course of things from the breach; or

(c)	diminution in the value of the Sale Shares;

Contract means any deed, agreement, arrangement, understanding, undertaking or commitment (whether or not in writing);

Control has the meaning given to that term in section 50AA of the Corporations Act;

Corporations Act means the Australian Corporations Act 2001 (Cth).

Data Room means the online data room (hosted by Ansarada) for the purpose of enabling the Buyer and its Representatives to conduct due diligence investigations with respect to the Sellers and the Group;

Data Room Materials means:

(a)	the documents and material in the Data Room as at the date one Business Day prior to the date of this Agreement, a list of which is attached to this Agreement as Annexure A; and

(b)	any other document or material in the Data Room agreed to by the Buyer in writing;

Defective Product means any Product that is:

(a)	determined to be defective under a written contractual warranty accepted by the seller of the Product; and

(b)	returned by the customer within a valid return period under a written contractual warranty accepted by the seller of the Product,

provided that the Product has not been returned due to the customer’s change of mind or immaterial defects that do not impair the Product’s function or marketability;

Disclosure Letter means the disclosure letter from the Sellers to the Buyer and delivered to the Buyer on or before the date of this Agreement;

Disclosure Material means the:

(a)	Data Room Materials; and

(b)	Disclosure Letter.

Earnout Amount means the amount calculated in accordance with clause 8.1;

Earnout Certificate has the meaning given to that term in clause 8.2(a)(ii);

Earnout Consideration means the Tranche 1 Earnout Stock and the Tranche 2 Earnout Stock;

Earnout Delivery Date has the meaning given to that term in clause 8.2(b);

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Earnout Payment Date means the date that is 45 days after the end of an Earnout Period;

Earnout Period means, as applicable, each of the:

(a)	Tranche 1 Earnout Period; and

(b)	Tranche 2 Earnout Period;

Encumbrance includes any mortgage, encumbrance, charge, lien, Security Interest, pledge, Claim, judgment, restriction against transfer, encumbrance and other third party interest;

FATA means the Australian Foreign Acquisition and Takeovers Act 1975 (Cth).

FIRB means the Foreign Investment Review Board;

FIRB Approval means:

(a)	the Australian Federal Treasurer giving a no objection notification under the FATA in respect of all relevant actions involved in respect of the transactions contemplated in this Agreement and the period during which those actions may be taken, as specified in the notification, not having elapsed; or

(b)	the relevant periods specified in the FATA having elapsed such that the Treasurer is prohibited by section 77 of the FATA from making an order or decision in respect of the transactions contemplated in this Agreement and the transactions contemplated in this Agreement are not prohibited by section 82 of the FATA.

Fundamental Warranties means the:

(a)	Anti-Bribery and Corruption Warranties;

(b)	Intellectual Property Warranties;

(c)	Tax Warranties;

(d)	Title and Capacity Warranties; and

(e)	Trustee Warranties.

Government Contract means any Contract to which any Group Company and any Governmental Agency is a party;

Government Official means any:

(a)	government official, employee, agent or representative;

(b)	employee, agent or representative of a government-owned or controlled entity; or

(c)	political party, official of any political party or candidate for political office;

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Governmental Agency means:

(a)	any government, whether foreign, federal, state, provincial, territorial or local;

(b)	a department, office, or minister of a government acting in that capacity; or

(c)	a commission, delegate, instrumentality, agency, board or other governmental or semi-governmental, judicial, administrative, monetary or fiscal authority, whether statutory or not;

Gross Revenue means gross revenues received by the Company, the Buyer or a related person of the Buyer from any worldwide sales of Products that are manufactured by:

(a)	the Company;

(b)	the Buyer; or

(c)	a related person of the Buyer (which such related person including a wholly or partially owned subsidiary); and, which for clarity is to:

(i)	include Non-recurring Engineering Revenue; and

(ii)	include all Products and electric motors for inclusion in component kits, ready-made drones, or as subcomponents in any other product, whether or not sold to third parties; but

(iii)	exclude any revenue generated from the direct onsale of any products without material alteration by the Company; and

(iv)	exclude any revenue for Products that are a Defective Product,

and is to be calculated in accordance with accounting principles adopted by the Company, which for clarity post-Completion will be US generally accepted accounting principles, standards and practices. Where the aforementioned Products are not sold as standalone Products, the gross revenue of such Products will be the Prevailing Market Price at the time of manufacture for similar Products sold on a standalone basis;

Group means the Company and each subsidiary (as detailed in Schedule 2) and Group Company means any of them;

Group IP has the meaning given to that term in Warranty 15.1(a) of Schedule 3;

Group IP Licences means all Contracts under which a Group Company has been granted by the Intellectual Property Rights holder, the right to use, deal with or otherwise exploit the Intellectual Property Rights, and includes the Contracts listed in Part A of Schedule 5;

Group Licensed IP means all Intellectual Property Rights used, dealt with or otherwise exploited by any Group Company, that is not Group Owned IP and includes all the Intellectual Property Rights the subject of the Group IP Licenses;

Group Loans means the total amount of all loans or other financial accommodation advanced or made by any Group Company to any of the Sellers or any of their Associates (including all outstanding and unpaid principal and all accrued or accruing and unpaid interest) which remains unpaid as at the Completion Date;

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Group Owned IP means all Intellectual Property Rights that are, or are purportedly, owned by any Group Company;

Group Privacy Commitments has the meaning given to that term in Warranty 28(c)(ii) of Schedule 3;

Group Product means any product or service (including any hardware, software, firmware, website or application) produced, manufactured, sold, provided, distributed, marketed or licensed by any Group Company or under development by any of them;

Group Registered IP means:

(a)	all Intellectual Property Rights that are registered in the name of any Group Company with, or which are issued by, any Governmental Agency in any jurisdiction, including all patents, designs, trademarks, copyright (where applicable) and domain names; and

(b)	all applications and filings made by, or on behalf of, any Group Company to obtain, perfect or protect any interest any Group Company has or may have in any Intellectual Property Rights, and which have been filed at the relevant intellectual property office in any jurisdiction at Completion but which have not achieved registration, including all applications for patents, designs, trademarks or copyright (where applicable);

GST means GST as defined in the GST Act or any replacement or other relevant legislation and regulations;

GST Act means A New Tax System (Goods and Services Tax) Act 1999 (Cth);

Holding Period has the meaning given in clause 7.1(a);

ICT Infrastructure means the information and communications technology infrastructure and systems (including software, hardware, firmware, networks and websites), which are either owned by, or licensed to, any Group Company and any related security and disaster recovery arrangements;

Indemnity Claim means a Claim by the Buyer under clause 11.1, 13.2 or 21.2 (and for the avoidance of doubt, excludes a Claim under the Tax Indemnity or under clause 9.4);

Industrial Instruments has the meaning given to that term in Schedule 3 Warranty 21.7;

Initial Consideration means fully paid common stock of the Buyer with a total value of US$4.0 million, to be issued on Completion, with the number of shares to be calculated based on the average of the VWAP of the Buyer’s common stock for each of the 20 Trading Days immediately prior to the date of this Agreement as published on the Trading Market;

Insolvency Event means in respect of any person:

(a)	an administrator, liquidator or provisional liquidator is appointed to the person, a controller (as defined in section 9 of the Corporations Act) has been appointed to any property of the person or an event occurs which gives a person a right to seek such an appointment;

(b)	an order has been made, a resolution has been passed or proposed in a notice of meeting or in an announcement to any recognised securities exchange, or an application to court has been made for the winding up or dissolution of the person or for the entry into of any arrangement, compromise or composition with, or assignment for the benefit of, creditors of the person; or

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(c)	an order or application has been made for a declaration of bankruptcy of the person, or an event occurs which gives a person the right to seek such an order or make such a declaration, or the occurrence of any event that has a substantially similar effect to any of the above events under the law of any applicable jurisdiction.

Intellectual Property Rights means all present intellectual property rights conferred by statute, at common law or in equity and wherever existing, including:

(a)	patents, copyright, rights in circuit layouts, designs, trade marks, goodwill, brand names, product names, domain names, know how, trade secrets and any other rights subsisting as a result of intellectual effort in any field, whether registered or not and whether or not capable of registration;

(b)	any application or right to apply for registration of any rights referred to in paragraph (a) of this definition;

(c)	any registration of any of the rights referred to in paragraph (a) of this definition or any registration of any application referred to in paragraph (b) of this definition; and

(d)	all renewals, divisions and extensions of rights referred to in paragraph (a) of this definition;

Intellectual Property Warranties means the warranties that comprise Schedule 3 Warranty 15;

Key Employee means Andrew Robert Simpson;

Key Employee Agreement means an employment agreement to be entered into between the Company and the Key Employee in a form acceptable to the Buyer and the Key Employee (both acting reasonably);

Law means any domestic or foreign act, statute, legislation, law, regulation, by-law, scheme, determination, ordinance, order, rule or other statutory provision;

Leased Properties means the real property leased, subleased, licensed, occupied or used by any Group Company;

Leases means all leases, subleases, agreements to lease, licences, agreements to occupy or use and all incidental and associated agreements (including all works and incentive deeds) in respect of the Leased Property;

Loss means, in relation to any person, any damage, loss, cost, diminution in value (including based on a multiple of earnings or similar financial measure), expense or liability suffered or incurred by the person, however arising (including under contract, in tort, at law, in equity or under statute);

Management Accounts means the quarterly unaudited accounts of the Group for the months of July 2024 to March 2025 (inclusive);

Material Adverse Change means a matter, event or circumstance that:

(a)	first becomes known to the Buyer after the time of this Agreement and before Completion;

(b)	is not disclosed in the Disclosure Materials or otherwise known to the Buyer as at the date of this Agreement; and

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(c)	has caused, or could reasonably be expected to cause, individually, or when aggregated with other such matters, events or circumstances, a material adverse change in the expenses of the Company, or the value of the Company or the Sale Shares or both and which;

and is not capable of being remedied by the Completion Date.

Material Contract has the meaning given to that term in Schedule 3 Warranty 14.1;

Non-recurring Engineering Revenue includes fees received for the design and development of Products, custom electric motors, physical testing and evaluation, bench dynamometer testing, simulation work, tooling charges, and any other one-time engineering services related to the production of Products or electric motors;

Notice has the meaning given to that term in clause 23;

NYSE American means the New York Stock Exchange American;

Open Source Materials means any software that:

(a)	contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software or open source software; or

(b)	as a condition of its use, modification or development requires that such software, any developments to that software or any other software with which such software is combined or distributed be:

(i)	disclosed or distributed in source code or object code form;

(ii)	licensed to the general public for development or other purposes; or

(iii)	redistributable;

Permitted Encumbrances has the meaning given to that term in Schedule 3 Warranty 26(b);

Plant and Equipment means all plant, equipment (including computer equipment), motor vehicles, machinery, furniture, chattels and fittings used by any Group Company;

PPSA means the Australian Personal Property Securities Act 2009 (Cth);

Prevailing Market Price means the price that the Product would reasonably be expected to fetch in an arm’s length sale between a willing buyer and a willing seller, acting knowledgeably, prudently and without compulsion, at the relevant time, taking into account:

(a)	the fully allocated manufacturing cost of the Product (including direct and indirect costs reasonably incurred in the production of the item);

(b)	the average sale price of comparable Products sold by the Company, the Buyer, or any related person of the Buyer on a standalone basis, if any; and

(c)	a commercially reasonable margin of not less than 40% over the fully allocated manufacturing cost,

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provided that, if no directly comparable Products are sold on a standalone basis, the Prevailing Market Price will be determined by reference to a reasonable estimate of standalone value based on pricing of similar products in the industry and such other objective criteria as are commercially reasonable;

Pre-Completion Tax Return has the meaning given to that term in clause 14.1;

Privacy Act means the Australian Privacy Act 1988 (Cth);

Privacy Laws means Laws in relation to, or in connection with, the collection, use and disclosure of personal information and other information (including the Privacy Act, the Australian Privacy Principles in Schedule 1 to the Privacy Act, and the Australian Spam Act 2003 (Cth));

Product means all electrical motors and their integral components, including stators, windings, shafts and rotors for autonomous systems.

Purchase Price means the purchase price for the Sale Shares as determined under clause 4.1;

Records means all original and copy records, documents, books, files, reports, accounts, plans, correspondence, letters and papers, in each case in writing, belonging or relating to, or used by, any Group Company, including certificates of registration, minute books, statutory books and registers, books of account, Tax returns, title deeds and other documents of title, customer lists, price lists, employee records and trading and financial records;

Related Body Corporate has the meaning given to that term in the Corporations Act;

Related Entity has the meaning given to that term in the Australian Corporations Act;

Relevant Trust means in the case of Vella Hardjadinata Corporation Pty Ltd ACN 655 787 367 as trustee for Vella Hardjadinata Family Trust - Vella Hardjadinata Family Trust;

Relevant Trustee means in the case of Vella Hardjadinata Family Trust - Vella Hardjadinata Corporation Pty Ltd ACN 655 787 367;

Representative means, in relation to a person, its officers, employees, contractors, consultants, agents, advisers, auditors and financiers;

Respective Proportions means in the case of a Seller, the percentage set out opposite its name in column 4 of the table in Schedule 1;

Restricted Area means:

(a)	United States and Australia;

(b)	Australia;

(c)	New South Wales and the Australian Capital Territory;

(d)	the Australian Capital Territory;

(e)	Canberra;

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Restricted Business means:

(a)	the Business; and

(b)	any business that is the same as, or similar to, or which competes with, the Business or a substantial part of the Business;

Restricted Period means the period commencing on the Completion Date and ending on the date that is:

(a)	two years after the Completion Date;

(b)	one year after the Completion Date; and

(c)	6 months after the Completion Date.

Restricted Shares has the meaning given in clause 7.1(a);

Ruling means any ruling, determination, arrangement, clearance, consent or advice issued by, or negotiated with, any Tax Authority in respect of any Tax or Tax Law;

Sale Shares means the:

(a)	60 fully paid ordinary shares held by Andrew Robert Simpson; and

(b)	40 fully paid ordinary shares held by Vella Hardjadinata Corporation Pty Ltd ACN 655 787 367 as trustee for Vella Hardjadinata Family Trust,

in the Company which together comprise all of the issued share capital of the Company;

SEC means the U.S. Securities and Exchange Commission;

Security Interest has the meaning given to that term in the PPSA, and includes registered, unregistered, deemed, migrated or transitional security interests, and purchase money security interests;

Seller Loans means the total amount of all loans or other financial accommodation advanced or made by any of the Sellers, the Guarantor or any of their Associates to any Group Company (including all outstanding and unpaid principal and all accrued or accruing and unpaid interest) which remains unpaid as at the Completion Date;

Shareholders Agreement means the document titled ‘Shareholders Agreement’ between the Company, Andrew Simpson, Geodetica Pty Ltd and Jason Vella that is document 01.01.17 in the Data Room.

Stamp Duty means any stamp, transaction, transfer or registration duty or similar charge imposed by any Governmental Agency, and includes any interest, fine, penalty, charge or other amount in respect of the above but excludes any goods and services tax;

Straddle Return has the meaning given to that term in clause 14.2(d);

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Superannuation Guarantee Act means the Australian Superannuation Guarantee (Administration) Act 1993 (Cth);

Tax includes income tax, capital gains tax, franking deficit tax, franking additional tax, over-franking tax, withholding tax, fringe benefits tax, pay-as-you-earn, pay-as-you-go, sales tax, customs duty, payroll tax, land tax, landholder duty, Stamp Duty, financial institutions duty, debits tax, water and municipal rates, gift tax, estate tax, superannuation contributions and charges, social security and national insurance contributions, purchase, goods and services tax, value added tax, prescribed payments and all other taxes, charges, assessments, contributions, withholdings, remittances, imposts, duties, excises, rates and levies in any part of the world and any penalties, interest, fines or other costs in relation to any such tax;

Tax Act means the Australian Income Tax Assessment Act 1936, the Australian Income Tax Assessment Act 1997, the Australian Income Tax (Transitional Provisions) Act 1997 (Cth) and the Australian Taxation Administration Act 1953 (Cth) as the context requires;

Tax Authority means any government, semi-government, administrative, municipal, statutory, fiscal or judicial body, department, commission, authority, tribunal, agency, entity or person responsible for the collection of any Tax or administration of any Tax Law;

Tax Claim means any Claim by the Buyer:

(a)	under the Tax Indemnity; and

(b)	for a breach of any of the Warranties in Schedule 3 Warranty 22;

Tax Costs means the third party costs and expenses reasonably and necessarily incurred by any Group Company (or by the Buyer in relation to any Group Company) to the extent that such costs and expenses are attributable to any liability for Tax for which the Buyer is indemnified under this Agreement.

Tax Demand means an assessment, notice, amended assessment, demand or other document issued by or taken by or on behalf of any Tax Authority against any Group Company whether before or after the date of this Agreement as a result of which the Group Company is liable to make a payment for Tax;

Tax Dispute Notice has the meaning given to that term in clause 14.3(a);

Tax Disputed Matters has the meaning given to that term in clause 14.3(a);

Tax Expert means a partner in an international accounting firm with over 10 years of experience in Tax agreed by the Sellers and the Buyer or if they fail to agree within the required period set out in this Agreement, such person having the specified qualifications as is appointed by the President or Chapter Chairperson of the Institute of Arbitrators and Mediators Australia, or his or her nominee;

Tax Expert’s Report has the meaning given to that term in clause 14.4;

Tax Indemnity means the indemnity in clause 12.1;

Tax Law means any Law or treaty, imposing or administering a Tax or released by a Tax Authority and includes the Australian Tax Act;

Tax Relief means any credit, rebate, refund, relief, allowance or deduction in relation to Tax (including any carry forward Tax losses available for use by any Group Company before Completion or the Buyer in respect of the period before Completion);

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Tax Return means any return relating to Tax including any document which must be lodged with a Governmental Agency or which a taxpayer must prepare and retain under a Tax Law (such as an activity statement, amended return, schedule or election and any attachment);

Tax Warranties means the Warranties that comprise Warranty 22 in Schedule 3;

Third Party means a person that is not a party or an Associate of a party;

Third Party Claim has the meaning given to that term in clause 13.1;

Third Party Technology means all technology, software or Intellectual Property Rights owned by a Third Party that is incorporated into, bundled with, or used by any Group Company in the use, production, manufacture, sale, provision, distribution, marketing, licensing or development of any of the Group Products (other than Open Source Materials);

Title and Capacity Warranties means the Warranties that comprise Warranty 1, Warranty 2 and Warranty 3 in Schedule 3;

Trading Day means a day on which the principal Trading Market is open for trading (being the Trading market on which the Buyer’s common stock is traded);

Trading Market means any of the following markets or exchanges on which the common stock of the Buyer is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, the OTCQB, OTCQX, Pink Open Market (or any successors to any of the foregoing).

Tranche 1 Earnout Period means the 12 month period commencing on the Completion Date;

Tranche 1 Earnout Stock means the number of fully paid common stock of the Buyer determined as follows:

A = B/C

where

A = Number of fully paid common stock of the Buyer

B = Earnout Amount for the Tranche 1 Earnout Period

C = the average of the VWAP of the Buyer’s common stock for each of the 20 Trading Days immediately prior to the relevant Earnout Payment Date as published on the Trading Market.

Tranche 2 Earnout Period means the 12 month period commencing on the day after the end of the Tranche 1 Earnout Period and ending on the two-year anniversary of the Completion Date;

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Tranche 2 Earnout Stock means the number of fully paid common stock of the Buyer determined as follows:

A = B/C

where

A = Number of fully paid common stock of the Buyer

B = Earnout Amount for the Tranche 2 Earnout Period

C = the average of the VWAP of the Buyer’s common stock for each of the 20 Trading Days immediately prior to the relevant Earnout Payment Date as published on the Trading Market;

Transaction Document means each of:

(a)	this Agreement;

(b)	the Disclosure Letter; and

(c)	Key Employee Agreement.

Transaction Expenses means all fees and expenses payable by any Group Company in respect of the period prior to Completion in connection with the transactions contemplated by this Agreement, including:

(a)	all legal, accounting, advisory, consulting, finders and other fees and expenses incurred by the Group Company in connection with the negotiation of, and transactions contemplated by, this Agreement; and

(b)	any bonus, change-in-control payment or similar payment required to be made by the Group Company (including to any director, officer or employee of any Group Company) in connection with the negotiation of, and transactions contemplated by, this Agreement;

Trustee Warranties means the Warranties that comprise Warranty 4 in Schedule 3;

Unrestricted Shares has the meaning given in clause 7.1(b);

Vella Seller means Vella Hardjadinata Corporation Pty Ltd ACN 655 787 367 as trustee for Vella Hardjadinata Family Trust.

VWAP means, for any date, the price determined by the first of the following clauses that applies:

(a)	if the common stock of the Buyer (Common Stock) is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York, New York time) to 4:02 p.m. (New York, New York time)),

(b)	if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable,

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(c)	if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported on the OTC Pink (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or

(d)	in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Buyer of a majority in interest of the Securities then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

Warranties means each of the representations and warranties given under clause 9.1 and set out in Schedule 3;

Warranty Claim means a Claim by the Buyer for a breach of any of the Warranties (including, for the avoidance of doubt, any Claim under clause 9.4);

1.2	Interpretation

In the interpretation of this Agreement, unless the context otherwise requires:

(a)	reference to:

(i)	one gender includes the others;

(ii)	the singular includes the plural and the plural includes the singular;

(iii)	a party means a party to this Agreement;

(iv)	a person includes:

(A)	a partnership, joint venture, unincorporated association, corporation and a Governmental Agency;

(B)	a person's executors, administrators, successors and permitted assigns;

(v)	a thing includes the whole and each part of it separately;

(vi)	a statute, regulation or other law or a provision of any of them includes:

(A)	any amendment or replacement of it; and

(B)	another regulation or other statutory instrument made under it, or made under it as amended or replaced;

(vii)	a right includes a benefit, remedy, discretion or power;

(viii)	this Agreement includes all schedules and annexures to it;

(ix)	a recital, clause, schedule or annexure is a reference to a recital, clause, schedule or annexure, as the case may be, of this Agreement;

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(x)	this or any other document includes the document as novated, varied or replaced and despite any change in the identity of the parties;

(xi)	a group of persons is a reference to any two or more of them taken together and to each of them individually;

(xii)	a body which has been reconstituted or merged must be taken to be the body as reconstituted or merged;

(xiii)	a body which has ceased to exist and the functions of which have been substantially taken over by another body must be taken to be that other body;

(xiv)	time is a reference to Canberra, Australian Capital Territory, Australia time;

(xv)	a day or a month means a calendar day or calendar month (as applicable); and

(xvi)	$ or dollars is to the lawful currency of the United States, unless otherwise stated;

(b)	subsidiary has the meaning given to that term in the Corporations Act;

(c)	‘including’ and similar expressions are not words of limitation;

(d)	where a word or expression is given a particular meaning, other parts of speech and grammatical forms of that word or expression have a corresponding meaning;

(e)	a provision of this Agreement must not be construed to the disadvantage of a party merely because that party was responsible for the preparation of this Agreement or the inclusion of the provision in it;

(f)	if an act must be done on a specified day which is not a Business Day, the act must be done instead on the next Business Day; and

(g)	where time is to be calculated by reference to a day or event, that day or the day of that event is excluded.

1.3	Joint and several

(a)	Where a party or defined term comprises two or more persons, an obligation to be performed or observed by that party or parties binds those persons jointly and severally, and a reference to that party is deemed to include a reference to any one or more of those persons.

(b)	Any covenant, undertaking, agreement, representation, warranty or indemnity in favour of two or more parties is for the benefit of them jointly and severally.

1.4	Headings

Headings are for convenience only and do not form part of, or affect the interpretation of, this Agreement.

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1.5	Awareness

Where a Warranty is qualified by any expression referring to the Sellers’ awareness, knowledge or belief, the Buyer acknowledges and agrees that the Sellers’ awareness, knowledge and belief (as applicable) is limited to those facts, matters or circumstances:

(a)	within the actual knowledge of any of Andrew Robert Simpson and Jason Philip Vella prior to the date that the relevant Warranty is given; or

(b)	which would have been within the actual knowledge of any of Andrew Simpson or Jason Vella had any of them made reasonable enquiries of the Company’s external accountant (being Tailored Accounts) prior to the date that the relevant Warranty is given, provided such reasonable enquires do not include any speculative or unrelated matters.

2	Conditions

2.1	Conditions

Clauses 3, 6 and 8 do not become binding on the parties, and are of no force or effect, unless and until each of the following conditions (each a Condition and, together, the Conditions) being satisfied or waived in accordance with clauses 2.4(a), 2.4(b) or 2.4(c) (as applicable):

(a)	no Material Adverse Change having occurred between the Accounts Date and the Completion Date;

(b)	the form of the Key Employee Agreement being agreed by the Buyer and the Key Employee;

(c)	if the Buyer’s independent auditor determines that the rules and regulation promulgated by the SEC require it, receipt of audited financial statements for the Company for the years ending 30 June 2023 and 30 June 2024, and any required quarterly unaudited interim financials, in a form satisfactory to the Buyer in its sole discretion to the extent required by the SEC;

(d)	the Buyer having completed its due diligence investigations in respect of matters relating to the Company which arise during the period between the execution of this Agreement and Completion only and in respect of the Sale Shares to its satisfaction in its sole discretion;

(e)	the Seller having completed its due diligence investigations in respect of matters relating to the Buyer, which arise during the period between the execution of this Agreement and Completion only, to its satisfaction in its sole discretion;

(f)	the board of directors of the Buyer having approved the purchase of the Sale Shares and the issue of common stock in the Buyer as required under this Agreement;

(g)	the Buyer receives FIRB Approval, on terms satisfactory to each of the Buyer and the Sellers;

(h)	the Buyer and the Company having obtained any required regulatory approvals and third-party or affiliate consents, including without limitation:

(i)	the Buyer having received NYSE American supplemental listing application approval.

on terms satisfactory to both the Buyer and the Company (acting reasonably);

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(i)	there being no actual breach of the Warranties, which may reasonably be considered to have a Material Adverse Change and which is not capable of being remedied by Completion;

(j)	the Sellers must reserve the shares comprising the Initial Consideration for issuance;

(k)	the Sellers receiving resolutions of the Buyer’s board of directors approving the transactions contemplated by this Agreement with such resolutions being certified by the Buyer’s duly appointed officer and / or secretary;

(l)	the Sellers providing evidence of the termination (which may be subject to Completion occurring) of the Shareholder’s Agreement; and

(m)	the Sellers having obtained the consent of the landlord under the Leases to the transaction contemplated by this Agreement, on terms satisfactory to the Buyer (acting reasonably).

2.2	Reasonable assistance

(a)	The Buyer must provide the Sellers with such information and assistance as the Sellers may reasonably require to satisfy the Conditions within the Buyer’s control.

(b)	The Sellers must provide the Buyer with such information and assistance as the Buyer may reasonably require to satisfy the Conditions within the Seller’s or Guarantor’s control.

2.3	Obligation to keep reasonably informed

(a)	The Buyer must keep the Sellers reasonably informed at all times as to the progress of satisfaction of the Conditions within its control.

(b)	The Sellers must keep the Buyer reasonably informed at all times as to the progress of satisfaction of the Conditions within the control of the Sellers of the Guarantor.

2.4	Waiver

(a)	The Conditions in clauses 2.1(a), 2.1(c), 2.1(d), 2.1(i), 2.1(l) and 2.1(m) are for the benefit of the Buyer and may only be waived by the Buyer in writing.

(b)	The Conditions in clauses 2.1(j), 2.1(e) and 2.1(k) are for the benefit of the Sellers and may only be waived by the Sellers in writing.

(c)	The Conditions in clauses, 2.1(b), 2.1(f), 2.1(g) and 2.1(h) are for the benefit of both the Buyer and the Sellers and may only be waived by both the Buyer and the Sellers in writing.

2.5	Notice

A party must promptly notify the other parties as soon as it becomes aware that a Condition is satisfied or becomes (or is likely to become) incapable of being satisfied.

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2.6	Failure to satisfy Condition

If the Conditions are not satisfied or waived under clause 2.4(a), 2.4(b) or 2.4(c) (as applicable) on or before the date that is 90 days after the execution of this Agreement or such other date as agreed between the parties in writing, then provided:

(a)	the Buyer has complied with its obligations under clause 2.2, the Buyer; and

(b)	the Sellers have complied with their obligations under clause 2.2, the Sellers,

may give notice, in the case of the Buyer, to the Sellers and, in the case of the Sellers, to the Buyer, immediately terminating this Agreement.

2.7	Rights on termination

If this Agreement is terminated under clause 2.6 then:

(a)	each party is released from its obligations and liabilities under or in connection with this Agreement and this Agreement has no further effect, other than under clauses insert - to be confirmed once balance of Agreement is settled, anticipated to be clauses 1 (Definitions and Interpretation), 22 (Confidentiality and Publicity), 23 (Notices and other communications), 24.1 (Duties, Costs and Expenses), 28 (General);

(b)	neither party can bring a Claim against the other party, nor is entitled to damages for a breach of this Agreement to the extent arising from the non-satisfaction of that Condition giving rise to the termination; and

(c)	each party retains all the rights, remedies and powers it has in connection with any past breach or any Claim that has arisen before termination.

3	Sale and purchase

3.1	Sale of the Sale Shares

On Completion, the Sellers must sell and the Buyer must buy, the Sale Shares for the Purchase Price on the terms of this Agreement.

3.2	Transfer of rights

The Sale Shares must be transferred to the Buyer with all rights attached or accruing to them on and from Completion.

3.3	No Encumbrances

The Sale Shares must be transferred to the Buyer on Completion free of all Encumbrances and other third party rights.

3.4	Title and risk

Legal and beneficial ownership of, and risk in, the Sale Shares:

(a)	remains solely with the Sellers until Completion; and

(b)	passes to the Buyer on Completion.

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4	Purchase Price

4.1	Purchase Price

The Purchase Price is comprised of the:

(a)	Initial Consideration; plus

(b)	Earnout Consideration (if any).

4.2	Calculation of VWAP

(a)	The VWAP must not be adjusted for after-hours trades, block trades or other anomalies unless agreed in writing by the parties.

(b)	The Buyer must not take any action unless required by any governmental authority (including market manipulation, trading restrictions, or capital actions) with the intent or effect of artificially altering the VWAP.

(c)	The number of common stock to be issued as part of the Initial Consideration and Earnout Consideration shall be rounded up to the nearest whole share.

(d)	The Buyer must provide to the Sellers a written statement showing the proposed VWAP calculation and resulting number of common stock prior to Completion.

4.3	Issue on Completion

At Completion, the Buyer must unconditionally issue the Initial Consideration to the Sellers (or each Seller’s nominee) in their Respective Proportions. The Buyer must not apply any adjustment or discount to the VWAP and the shares comprising the Initial Consideration must be:

(a)	duly authorised, validly issued, and rank equally in all respects with existing common stock of the Buyer listed on NYSE American;

(b)	free of any Encumbrances, free of any third party rights and free of any restrictions on transfer (expect as required by law or as expressly set out in this Agreement);

(c)	not subject to any lock-up arrangement or trading restriction (contractual or otherwise), except as expressly set out in this Agreement;

(d)	issued in compliance with all applicable Laws (including all applicable United States federal and state securities laws), in compliance with applicable listing and stock exchange rules (including listing rules of the NYSE American) and in compliance with the Buyer’s constitution or articles of incorporation;

(e)	credited to the Sellers nominated accounts (or issued in certificated form, as appliable) at Completion, with title to the shares passing to the Sellers in their Respective Proportions on issue; and

(f)	the subject of a blanket opinion from the Buyer’s counsel regarding the free trading shares comprising the Initial Consideration (as a part of the SEC Form S-3 filing).

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4.4	Method of Payment

Any payment required to be made in cash under this Agreement must be made by telegraphic transfer of cleared funds:

(a)	in the case of the Buyer, to the bank account notified by the Buyer to the Sellers;

(b)	in the case of a Group Company, to a bank account in the name of that Group Company as notified by the Sellers to the Buyer; and

(c)	in the case of the Sellers, to the bank account notified by the Sellers to the Buyer.

4.5	Adjustments to Purchase Price

(a)	Any payment by a Seller to the Buyer under this Agreement will be a reduction and refund of part of the Purchase Price.

(b)	Any payment by the Buyer to a Seller under this Agreement will be an increase in the Purchase Price.

(c)	Except where expressly permitted under this Agreement, any payment or issue of shares made under this Agreement, including the issue of Initial Consideration or Earnout Consideration, must be made without withholding or deduction.

5	Period prior to Completion

5.1	Continuity of Business

Between the date of this Agreement and Completion, the Sellers must ensure that each Group Company:

(a)	carries on the Business in the ordinary course consistent with past practices; and

(b)	takes all reasonable steps to preserve the Business and the assets and property of the Group.

5.2	Prohibited actions

Despite clause 5.1 and except as permitted or required under clause 5.3, the Sellers must ensure that between the date of this Agreement and Completion, no Group Company:

(a)	amends or replaces its constitution or other constituent documents;

(b)	increases, reduces or otherwise alters its share capital (including by creating, allotting or issuing new shares or other securities);

(c)	grants or issues any options, subscription rights or other rights which entitle, or may entitle, any person to call for the issue or transfer of any shares or other securities in any Group Company or which would require any Group Company to grant any such right or enter into any such agreement;

(d)	declares or pays a dividend or other distribution;

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(e)	buys back or cancels any of its shares or other securities;

(f)	acquires or disposes of any of its assets or property having a value in excess of $20,000;

(g)	enters into any Contract:

(i)	requiring it to pay in excess of $20,000 or in excess of $20,000 per annum;

(ii)	that is incapable of termination in accordance with its terms by any Group Company on 60 days’ notice or less; or

(iii)	for capital expenditure requiring it to pay in excess of $20,000;

(h)	borrows any money or incurs any indebtedness to any person;

(i)	makes, advances or provides any loan or financial accommodation (or amends the terms of any loan or financial accommodation);

(j)	cancels, forgives or waives any rights to any indebtedness owed to it;

(k)	enters into any off balance sheet financing or assumes or guarantees the obligations of any person;

(l)	causes or permits an Encumbrance to be created over any of its assets or any material part of any of its assets;

(m)	terminates (except by allowing to terminate by expiry in accordance with its terms), fails to renew or adversely varies in any material respect the terms of any Contract that is material to the operation or value of the Business;

(n)	makes any change to its accounting principles, policies or procedures (including depreciation and amortisation principles, policies and procedures);

(o)	makes any change to its policies and practices as to the payment of creditors or collection of receivables;

(p)	terminates or fails to renew any of the Authorisations held by any Group Company;

(q)	does anything, or fails to do anything, that would cause any of the Authorisations held by any Group Company to be terminated, revoked, suspended or adversely modified;

(r)	initiates, settles or compromises any claim, demand, action, proceeding, litigation, or investigation in respect of which settlement or compromise a Group Company may incur a liability in excess of $20,000 or where such settlement or compromise involves any admission of liability;

(s)	cancels or fails to maintain any insurance policy current as at the date of this Agreement;

(t)	makes any Tax election or settles or compromises any liability in relation Tax, unless that election, settlement or compromise is required by Law or is in the ordinary course of business or relates to a ruling request or objection made prior to the date of this Agreement;

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(u)	revalues any of its assets (including writing down the value of any inventory or writing off any accounts receivable);

(v)	terminates the employment of any of its employees for any reason other than cause (or encourages any employee’s resignation);

(w)	enters into any new employment or independent contracting agreement with an annual remuneration or cost in excess of $75,000 or varies the terms of any existing employment or independent contracting agreement;

(x)	pays or agrees to pay to any of its employees any severance or termination payment or retirement benefit that is not required to be paid under the existing terms of that employee's employment;

(y)	grants any licence, assignment or other right or interest in respect of Intellectual Property Rights of any Group Company;

(z)	leases or licences any real property or disposes of any real property (or any interest in real property); or

(aa)	agrees to take any of the steps or actions in clauses 5.2(a) to 5.2(z) (inclusive).

5.3	Permitted acts

Nothing in clause 5.2 prohibits or restricts any Group Company from:

(a)	doing anything that is necessary for that Group Company to meet its legal or contractual obligations at the date of the Agreement (including under this Agreement); or

(b)	doing anything with the prior written consent of the Buyer (such consent not to be unreasonably withheld or delayed).

5.4	Access to Business and Records

(a)	Between the date of this Agreement and Completion, the Sellers must ensure that the Buyer and its Representatives (provided the Sellers have been previously notified in writing of those nominated Representatives) are given reasonable access on reasonable notice to each Group Company, its officers, employees, assets, the Leased Properties and Records for the sole purpose of:

(i)	becoming familiar with the Company and the Business; or

(ii)	planning the integration of the Company with the Buyer following Completion.

(b)	In exercising its rights of access under clause 5.4(a) the Buyer and its Representatives must:

(i)	ensure that such access is exercised in a manner that avoids unreasonable disruption to the Business and the activities of the Group Company; and

(ii)	comply with all reasonable requirements of the Sellers, the Group Company, its officers and employees in respect of such access.

(c)	Any Information obtained by the Buyer or any of the Buyer’s Representatives under this clause 5 is taken to be Confidential Information for the purposes of clause 0.

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5.5	Consultation

Between the date of this Agreement and Completion:

(a)	the Sellers must ensure that the Buyer is informed of, and consulted about, any matter which will or may materially affect the Business or any Group Company; and

(b)	the Sellers must not solicit or respond to any enquiries or proposals by any person, other than the Buyer, concerning an acquisition of any of the Sale Shares or the Business or, except in the ordinary course of business, any of the assets of any Group Company.

5.6	Buyer's obligations

(a)	Not less than five Business Days before Completion, the Buyer must give to the Sellers a notice specifying each person to:

(i)	resign as director or secretary of each Group Company;

(ii)	be appointed as director or secretary of each Group Company; and

(iii)	be appointed as a signatory to the bank accounts of each Group Company,

in each case (other than the bank account signatories) with effect from Completion, together with duly executed instruments of consent sufficient for the respective Group Companies to appoint, with effect from Completion, the director(s) and / or secretary set out in the notice.

(b)	For clarity, the signatories to the bank accounts of each Group Company will be amended post-completion.

6	Completion

6.1	Time and place

If all of the Conditions have been satisfied (or waived under clause 2.4, as applicable), Completion will take place electronically at 12.00pm on the Completion Date or at such other time and place and in such manner as is agreed by the Buyer and the Sellers in writing.

6.2	Board meetings

At or before Completion, the Sellers must procure that a meeting of the directors of each Group Company is held at which it is resolved (or alternatively, circular resolutions in lieu of such meetings are executed to resolve) that, with effect on and from Completion:

(a)	each director and secretary of that Group Company notified by the Buyer to the Sellers under clause 5.6(a)(i) (as applicable) resigns;

(b)	each person notified by the Buyer to the Sellers under clause 5.6(a)(ii) is appointed as director or secretary of that Group Company (as applicable), subject to the receipt of duly signed consents to act of such persons;

(c)	each person notified by the Buyer to the Sellers under clause 5.6(a)(iii) is appointed a signatory to the bank accounts of that Group Company; and

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(d)	in the case of the Company only, and subject to receipt by the Company of a duly executed and completed instrument of transfer and the payment of any Stamp Duty or other required Taxes of a similar nature (as applicable) by the Buyer:

(i)	the transfer of the Sale Shares from the Sellers to the Buyer be approved and registered in the register of members of the Company;

(ii)	the existing share certificates in respect of the Sale Shares (if such share certificates have been issued) be cancelled;

(iii)	new share certificates be issued in respect of the Sale Shares in favour of the Buyer; and

(iv)	ASIC be notified of the transfer of the Sale Shares.

6.3	Obligations of the Sellers at or before Completion

At or before Completion:

(a)	the Sellers must deliver to the Buyer a duly executed and completed instrument of transfer of the Sale Shares in favour of the Buyer, in registrable form together with the relevant share certificates;

(b)	the Sellers must:

(i)	cause, with effect from Completion, the revocation of all authorities relating to bank accounts of each Group Company;

(ii)	provide evidence to the Buyer, in a form satisfactory to the Buyer, that all Encumbrances over the Sale Shares have been fully and finally released;

(iii)	provide evidence to the Buyer, in a form satisfactory to the Buyer, that the Group Loans have been repaid in full; and

(iv)	provide evidence to the Buyer, in a form satisfactory to the Buyer, that the Seller Loans have been repaid in full; and

(c)	the Sellers must deliver, or cause to be delivered, to the Buyer:

(i)	original signed and complete copies of the resolutions referred to in clause 6.2;

(ii)	waivers, in a form acceptable to the Buyer, of any rights of pre-emption under the constitution of the Company;

(iii)	original signed copies of the resignation letter of each director and secretary of the relevant Group Company referred to in clause 6.2(a), which must contain a statement by the relevant officer to the effect that the relevant officer, as at Completion, they:

(A)	have no claim in their capacity as a director, secretary or public officer (as applicable), whether contractual or otherwise, against the relevant Group Company or any of its officers, agents or employees in respect of the termination of their office; and

(B)	to the extent that any such claim may exist, irrevocably waive such claim and release the relevant Group Company and its officers, agents and employees from any and all liability in respect of such claim;

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(iv)	the Key Employee Agreement duly executed by the Key Employee;

(v)	a copy of the Buyer’s:

(A)	insider trading policy;

(B)	disclosure policy; and

(C)	code of ethics,

each in the form attached in Schedule 11, Schedule 12 and Schedule 13 respectively, duly executed by the Key Employee;

(vi)	the Records;

(vii)	the common seal (if any) of each Group Company;

(viii)	the ASIC corporate key for each Group Company;

(ix)	all secured party group numbers, access codes, dealing numbers and token codes for all Security Interests held by each Group Company as at Completion; and

(x)	a USB drive containing all of the Data Room Material.

6.4	Obligations of Buyer at or before Completion

At or before Completion, the Buyer must:

(a)	register the issuance of the Sale Shares pursuant to the Registration Statement and the SEC shall not have issued any stop orders or suspended the Registration Statement, where “Registration Statement” means the registration statement on Form S-3 (file No. 333-413) that was declared effective by the SEC on April 21, 2025, together with any prospectus and prospectus supplement that is a part thereof;

(b)	issue the Initial Consideration to the Sellers in their Respective Proportions;

(c)	deliver to the Sellers:

(i)	the Buyer’s signed counterpart of the instruments of transfer of the Sale Shares in registrable form;

(ii)	a copy of the minutes of meeting or written resolutions of the board of directors of the Buyer, certified by an officer of the Buyer:

(A)	approving the purchase of the Sale Shares as contemplated under this Agreement;

(B)	authorising the execution by the Purchaser of this Agreement and all other documents ancillary to them and the transactions contemplated thereunder; and

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(C)	approving the issue of the Initial Consideration and Earnout Consideration (if any);

(iii)	the Key Employee Agreement duly executed by the Buyer or the Buyer’s nominee;

(iv)	a duly executed and share certificate in relation to the Initial Consideration in their Respective Proportions; and

(v)	customary opinions of Buyer’s legal counsel to the Seller and to the transfer agent.

6.5	Simultaneous actions at Completion

In respect of Completion:

(a)	the obligations of the parties under this Agreement are interdependent;

(b)	all actions required to be performed will be taken to have occurred simultaneously on Completion;

(c)	Completion will not occur unless all of the obligations of the Buyer and the Sellers under this clause 6 are complied with and are fully effective; and

(d)	the Buyer need not complete the purchase of any Sale Shares unless the purchase of all the Sale Shares is completed simultaneously.

7	Post completion obligations

7.1	Restriction on trading

(a)	For one year following the Completion Date (Holding Period), a total of $800,000 worth of the Initial Consideration for the Sellers (in their Respective proportions) (Restricted Shares) will be subject to a restriction on trading, and the associated share certificates will bear the following legend:

“$800,000 worth of shares represented by this certificate are subject to possible forfeiture based upon a Share Purchase Agreement entered into by and among Unusual Machines, Inc., Andrew Robert Simpson, Vella Hardjadinata Corporation Pty Ltd as trustee for Vella Hardjadinata Family Trust and Jason Philip Vella dated [________], 2025, a copy of which is on file at the offices of Unusual Machines, Inc.”

(b)	For as long as the Restricted Shares are restricted as per clause 7.1(a), to the extent that any Warranty Claim, Indemnity Claim or Claim under the Tax Indemnity has been notified to the Sellers in accordance with the requirements of clause 10.7:

(i)	where such Claim has not been agreed, compromised or settled or a final judgment or award made in favour of one of the parties in respect of the Claim, an amount of the Restricted Shares equal to the likely value of the Claim determined by the parties together acting in good faith (or where they cannot agree, as determined by an independent expert) will continue to be restricted and the Holding Period extended until the Claim is agreed, compromised or settled or the subject of a final judgement or an award; and

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(ii)	subject to clause 10.13, where such Claim has been agreed, compromised or settled or a final judgement or an award has been made in favour of the Buyer in respect of the Claim, the Sellers may at their option either:

(A)	pay the amount of the Claim in cash to the Buyer; or

(B)	forfeit or have cancelled an equivalent value of Restricted Shares (based on their issue price, being the average of the VWAP of the Buyer’s common stock for each of the 20 Trading Days immediately prior to the date of this Agreement as published on the Trading Market) subject to compliance with all applicable laws and regulations, and the Sellers agree to do everything necessary to effect such a forfeiture or cancellation as directed by the Buyer.

(c)	For the avoidance of doubt, there shall be no forfeiture, clawback or cancellation rights in respect of the Initial Consideration shares that are not Restricted Shares (Unrestricted Shares), and nothing in this clause 7.1 shall limit the Sellers’ ability to deal with or dispose of the Unrestricted Shares or Restricted Shares after the Holding Period expires.

(d)	Buyer must remove any restrictive legends from the Restricted Shares at the end of the Holding Period and, to the extent applicable, the Tranche 1 Earnout Stock and the Tranche 2 Earnout Stock promptly at the conclusion of the Tranche 1 Earnout Period and the Tranche 2 Earnout Period, respectively, at Buyer’s sole cost and expense, so that the Seller may freely trade such shares.

7.2	Registration of Sale Shares

The Buyer must use commercially reasonable efforts that all necessary forms to reflect the registration of the transfer of the Sale Shares are lodged with ASIC as soon as possible after Completion, and within the prescribed time limits.

8	Earnout

8.1	Calculation of Earnout Amount

For each Earnout Period, the Earnout Amount is equal to the Gross Revenue for the relevant Earnout Period, subject to the Earnout Amounts (in aggregate) for both the Tranche 1 Earnout Period and the Tranche 2 Earnout Period having a maximum value of $3.0million.

8.2	Calculation of Gross Revenue

(a)	As soon as practicable after the expiry of an Earnout Period (which must be no later than 30 days after the expiry of an Earnout Period, or such later date as the Buyer and the Sellers agree), the Buyer must:

(i)	calculate the Gross Revenue for the relevant Earnout Period; and

(ii)	deliver to the Sellers, a written statement (Earnout Certificate) containing the calculation of the Gross Revenue for the relevant Earnout Period together with details as to how this was calculated.

(b)	The date the respective Earnout Certificate is provided to the parties in clause 8.2(a)(ii) is the "Earnout Delivery Date".

(c)	Within 15 days of the Earnout Delivery Date, the Sellers must notify the Buyer that ether:

(i)	they accept the calculation of the Gross Revenue amount; or

(ii)	they dispute the calculation of the Gross Revenue amount, and give their reasons for doing so (Gross Revenue Dispute).

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(d)	If the Sellers give notice of a dispute under clause 8.2(c)(ii), the Buyer and the Sellers must enter into good faith negotiations and use all reasonable endeavours to agree the matters the subject to the Gross Revenue Dispute as quickly as possible.

(e)	If the Buyer and the Sellers cannot resolve the Gross Revenue Dispute within 10 Business Days of the Sellers giving a notice of a dispute under clause 8.2(c)(ii), then the Buyer and the Sellers must appoint an independent expert to resolve the Gross Revenue Dispute and clauses 14.4(c) to 14.4(j) (inclusive) will apply as is a reference in those clauses to the ‘Tax Disputed Matter’ is a reference to the ‘Gross Revenue Dispute’.

(f)	Despite the appointment or determination of the independent expert under clause 14.3(c), the Buyer and the Sellers may, at any time, agree the treatment of any or all of the Gross Revenue Dispute.

8.3	Issue of Earnout Consideration

(a)	On each Earnout Payment Date (or such other date as is agreed by the parties in writing) the Buyer must (subject to 8.3(b) below) issue the Tranche 1 Earnout Stock or the Tranche 2 Earnout Stock (as applicable) in accordance with clause 8.3(c) to the Sellers in their Respective Proportions, provided that if the Sellers give notice of a dispute under clause 8.2(c)(ii) such issue will occur within 15 days of resolution of the such dispute in accordance with clause 8.2.

(b)	the Sellers must provide the Buyer any investor documentation reasonably required by the then applicable United States law and / or exchange regulation.

(c)	The Buyer must unconditionally issue the Tranche 1 Earnout Stock or Tranche 2 Earnout Stock (as applicable) to the Sellers (or each Seller’s nominee) in their Respective Proportions. The Buyer must not apply any adjustment or discount to the VWAP and the shares comprising the Tranche 1 Earnout Stock or Tranche 2 Earnout Stock must be:

(i)	duly authorised, validly issued, and rank equally in all respects with existing common stock of the Buyer listed on the NYSE American;

(ii)	free of any Encumbrances, free of any third party rights and free of any restrictions on transfer (expect as required by law or as expressly set out in this Agreement);

(iii)	not subject to any lock-up arrangement or trading restriction (contractual or otherwise), except as expressly set out in this Agreement;

(iv)	issued in compliance with all applicable Laws (including all applicable United States federal and state securities laws), in compliance with applicable listing and stock exchange rules (including listing rules of the NYSE American) and in compliance with the Buyer’s constitution or articles of incorporation; and

(v)	credited to the Sellers nominated accounts (or issued in certificated form, as appliable) at Completion, with title to the shares passing to the Sellers in their Respective Proportions on issue.

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8.4	Company operations

(a)	The Buyer undertakes to the Sellers, that during the Earnout Period, to procure the Company, other than with the prior written consent of the Sellers:

(i)	not, directly or indirectly:

(A)	cease to carry on, or fundamentally change the nature of, the Business as conducted as at the date of Completion;

(B)	sell, transfer, dispose of or otherwise divest all or any material part of the Business or its assets to any entity (whether in a single transaction or series of related transactions), or enter into an agreement to do so;

(C)	enter into an agreement or other legal arrangement that is designed or materially structured for the primary purpose of avoiding or reducing the Earnout Amount but for that agreement or legal arrangement;

(D)	take, or omit to take, any action (including diverting business, allocating shared costs, modifying intra-group arrangements, or altering pricing or contractual terms), or cause or permit anything to be done that would or is reasonably likely to distort, reduce or delay the revenue, profitability or financial performance of the Business for the primary purpose of avoiding or reducing the amount of any Earnout Amount;

(E)	establish, acquire, or develop any business that competes with or is similar to the Business as carried on at Completion, within the area in which the Business operates as at Completion; or

(F)	cause or permit a resolution to be passed to wind up the Company, except in circumstances in which the relevant Group is insolvent or the directors of the relevant Group Company receive professional advice to the effect that it is their duty to cause such Company to be wound up;

(ii)	carry on the Business in the ordinary and usual course.

(b)	Nothing in this clause 8.4 shall prevent the Buyer or the Group from:

(i)	complying with any applicable Laws; or

(ii)	taking reasonable steps to avoid or remedy an Insolvency Event in respect of the Group.

9	Warranties given by the Sellers and the Buyer

9.1	Warranties

(a)	The Sellers jointly and severally represent and warrant to the Buyer that the Warranties (other than the Warranties in Part 1 of Schedule 3) are true, complete and accurate at the date of this Agreement and will be true, complete and accurate on the Completion Date (except where a Warranty refers only to one of those dates, or to another date, in which case that Warranty is given only as at that date).

(b)	Each Seller represents and warrants in respect of itself only that each of the Warranties in Part 1 of Schedule 3 are, as they relate to that Seller only, true, complete and accurate at the date of this Agreement and will be true, complete and accurate on the Completion Date.

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9.2	Application of Warranties

Each Warranty and Buyer Warranty:

(a)	remains in full force and effect after Completion; and

(b)	is separate and independent from, and is not limited by reference to, any other Warranty or Buyer Warranty (as applicable).

9.3	Inducement

(a)	The Sellers acknowledge and agree that they have given the Warranties to the Buyer with the intention of inducing the Buyer to enter into this Agreement and that the Buyer has entered into this Agreement on the basis of, and in reliance on, the Warranties.

(b)	The Buyer acknowledges and agrees that they have given the Buyer Warranties to the Sellers with the intention of inducing the Sellers to enter into this Agreement and that the Sellers have entered into this Agreement on the basis of, and in reliance on, the Buyer Warranties.

9.4	Indemnity

(a)	Subject to clause 10, the Sellers jointly and severally indemnify the Buyer against any Loss suffered or incurred by the Buyer as a result of the breach of any Warranty including, for the avoidance of doubt, the Warranties in Part 1 of Schedule 3.

(b)	The Buyer indemnifies the Sellers against any Loss suffered or incurred by the Sellers as a result of the breach of any Buyer Warranty.

10	Limitations

10.1	Disclosure

The Buyer may not bring a Warranty Claim, other than a Claim for breach of a Fundamental Warranty, to the extent that the relevant fact, matter or circumstance:

(a)	is provided for, or contained in, this Agreement;

(b)	was fully and fairly disclosed in the Data Room Materials or the Disclosure Letter; or

(c)	is within the actual knowledge of the Buyer, Allan Evans, Brian Hoff and Andrew Camden as at the date of this Agreement.

10.2	Fully and fairly

For the purposes of clause 10.1, a fact, matter or circumstance is ‘fully and fairly' disclosed if sufficient information has been disclosed such that a sophisticated acquirer, experienced in transactions of the nature contemplated by this Agreement, and with the benefit of advice from relevant professional advisors, could reasonably identify and appreciate the substance and potential significance of the fact, matter or circumstance even if the extent or implications of the matter are not expressly stated. For the avoidance of doubt, it is not necessary for the disclosure to:

(a)	state that such fact, matter or circumstance constitutes a breach of Warranty; or

(b)	quantify the financial or legal consequences of such fact, matter or circumstance.

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10.3	Acknowledgments

The Buyer acknowledges and agrees with the Sellers that:

(a)	it and its Representatives have had the opportunity to, and have conducted, due diligence investigations in relation to the Group and the Business before the date of this Agreement; and

(b)	except for the Warranties, no other statement, representation or conduct on the part of any of the Sellers, any Group Company, or any of their respective Representatives in relation to the Group or the Business has been relied on by, or has induced, the Buyer to enter into this Agreement.

10.4	Financial limits on Warranty Claims

(a)	The Buyer must not make any Warranty Claim, other than a Claim for breach of a Fundamental Warranty, unless:

(i)	the amount of the Warranty Claim or series of related Warranty Claims is $50,000; and

(ii)	the aggregate of all Warranty Claims referred to in clause 10.4(a)(i) is at least $150,000,

in which case the Buyer may claim the entire amount (and not just the excess).

(b)	For the purposes of clause 10.4(a), Warranty Claims of the same or similar nature arising out of the same or similar facts, matters and circumstances will be treated as one Warranty Claim.

10.5	Maximum liability for Warranty Claims

The maximum aggregate liability of the Sellers for all Warranty Claims, Indemnity Claims and Claims under the Tax Indemnity is limited to 100% of the Purchase Price and, subject to clause 10.8, in no event will the total liability of the Sellers under this Agreement (including any Claim in relation to a general breach of this Agreement by the Seller) exceed the Purchase Price.

For the purpose of this clause a reference to the Purchase Price means:

(a)	in respect of the Initial Consideration, an amount of $4.0 million; and

(b)	in respect of any Earnout Consideration, the relevant Earnout Amount.

10.6	Time limits on Claims

The Buyer must not make any Warranty Claim, Indemnity Claim or Claim under the Tax Indemnity unless:

(a)	the Buyer has in the case of a Warranty Claim (other a Claim for breach of a Fundamental Warranty), given notice of the Claim to the Sellers on or before the date that is two years after the Earnout Payment Date following the Tranche 2 Earnout Period; and

(b)	the Buyer has in the case of an Indemnity Claim, Claim under the Tax Indemnity or Claim for a breach of a Fundamental Warranty, given notice of the Claim to the Sellers on or before the date seven years after the Completion Date; and

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(c)	either:

(i)	the Sellers have agreed to the Warranty Claim, Indemnity Claim or Claim under the Tax Indemnity;

(ii)	the Buyer and reached a settlement with the Sellers in respect of the Warranty Claim, Indemnity Claim or Claim under the Tax Indemnity; or

(iii)	the Buyer commences a dispute resolution process in respect of the Warranty Claim, Indemnity Claim or Claim under the Tax Indemnity,

within twelve (12) months of issuing the notification in clause 10.6(a) and / or 10.6(b).

10.7	Notice of Claims

(a)	If the Buyer becomes aware of anything which is reasonably likely to give rise to a Warranty Claim or Indemnity Claim, it must notify the Sellers in writing (Claim Notice) within 20 Business Days after the matter first came to the Buyer's attention, setting out the matters specified in clause 10.7(b).

(b)	A Claim Notice must include reasonable details of the subject Claim (to the extent known by the Buyer) including:

(i)	the nature of the Claim;

(ii)	the facts, matters or circumstances resulting in the Claim; and

(iii)	an estimate of the value of the Claim and the basis for that estimate.

(c)	The failure of the Buyer to give a Claim Notice within the period specified in clause 10.7(a) or to include any of the matters specified in clause 10.7(b) will not relieve the Sellers from any liability under this Agreement.

10.8	No limitations for fraud

None of the limitations on Claims in this clause 10 apply in the case of any Warranty Claim, Indemnity Claim or Claim under the Tax Indemnity or any Claim in relation to a general breach of this Agreement by the Seller where such Claim arises out of, or in connection with, the fraud or wilful misrepresentation of a Seller.

10.9	Other limits on Claims

The Sellers are not liable in respect of any Warranty Claim or Indemnity Claim (other than a Claim for breach of a Fundamental Warranty) to the extent that:

(a)	(other than in respect of an Indemnity Claim arising under clause 11.1(b) subject to clause 11.1(c)) full provision has been made for the fact, matter or circumstance giving rise to the Claim in the Accounts;

(b)	the Claim is contingent, unless and until the Loss becomes an actual loss however, for the avoidance of doubt, the Buyer may bring and the Sellers will be liable for the actual Loss under such a Claim where the Buyer notified the Sellers of the Claim prior to the expiration of the relevant time period in clause 10.6, even if the actual Loss under the Claim was not known at the time the Claim is made or did not arise until after the expiration of the relevant time period in clause 10.6, provided that in any event, the actual Loss under the Claim has crystalised (and is no longer contingent) within 12 months of the notice referred to in this clause 10.9(b) being received by the Sellers;

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(c)	the Claim arises from, or is increased as a result of (but only to the extent of such increased amount):

(i)	the enactment or amendment of any legislation or regulation;

(ii)	a change in the judicial interpretation of any law; or

(iii)	any change in any practice or policy of any Governmental Agency,

in each case after the date of this Agreement;

(d)	the Claim arises from, or is increased by, anything done or omitted to be done:

(i)	by or on behalf of the Buyer or any related body corporate of the Buyer after Completion; or

(ii)	which is expressly authorised by any Transaction Document;

(e)	the Claim would not have arisen but for any cessation or restructure or alteration of the Business or a Group Company after Completion;

(f)	the Claim arises, or is increased by (but only to the extent of such increased amount), anything done by or on behalf of any Seller or any Group Company prior to Completion with the prior written consent of the Buyer, or at the written direction of the Buyer;

(g)	the Claim arises from a matter or circumstances capable of remedy, where the Buyer has not afforded the Sellers a reasonable opportunity to remedy the matter or circumstance (provided that, if given an opportunity to remedy, the matter or circumstance must be made good within 30 Business Days of the Buyer providing notice to the Seller of a potential Warranty Claim);

(h)	arises due to the fraud, dishonesty or wilful misconduct of the Buyer or the Buyer’s Representatives; or

(i)	the subject matter of the Claim is expressly authorised or required by this Agreement.

10.10	Mitigation

Each party must mitigate its Loss in relation to any Claim it has against another party under this Agreement.

10.11	Excluded liability

The Sellers and Guarantor are not liable for any Warranty Claim, Indemnity Claim or Claim under a Tax Indemnity to the extent that the Claim, Loss or liability:

(a)	is for Consequential Loss; or

(b)	is caused or contributed to by the fraud or wilful misconduct of the Buyer (or the Buyer’s Representatives).

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10.12	Statutory actions

To the extent permitted by Law, the Buyer agrees not to make, and waives any right it may have to make, any Claim against the Sellers and Guarantor under:

(a)	Part 7.10 of the Corporations Act;

(b)	the Australian Securities and Investments Commission Act 2001 (Cth) in relation to a breach of section 12DA of that Act; and

(c)	the Australian Consumer Law (Schedule 2 to the Competition and Consumer Act 2010 (Cth)) or the corresponding provision of any state or territory enactment.

10.13	No double recovery

The Buyer is not entitled to recover more than once for the same Loss under this Agreement.

10.14	Third party recovery

If:

(a)	the Buyer recovers any amounts from the Sellers in respect of any Claim;

(b)	the Buyer also receives an amount from a third party (including in respect of insurance claims or payments) in respect of the subject of the Claim; and

(c)	the total amount received under clauses 10.14(a) and 10.14(b) is more than the amount necessary to fully compensate the Buyer for the Loss suffered in connection with that Claim,

then the Buyer must notify the Sellers within a reasonable period of the payment from the third party, and any excess must be promptly repaid to the Sellers up to a maximum of the amount the Buyer recovered from the Sellers under clause 10.14(a).

10.15	Independent limitations

Each qualification and limitation in this clause 10 is to be construed independently of each other qualification or limitation (as applicable) and is not limited by any other qualification or limitation (as applicable).

10.16	Survival

The provisions of clause 10 remain in full force and effect after Completion.

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10.17	Gross-up for Tax

If the Sellers are liable to pay an amount to the Buyer pursuant to a Warranty Claim, Indemnity Claim or Claim under the Tax Indemnity and:

(a)	any such payment is assessable under the Tax Act such that the payment increases the Tax payable by, or reduces any Tax Relief available to, the Buyer under the Tax Act; or

(b)	any deduction or withholding is required by law to be made from any such payment,

then, in addition to the payment by the Sellers of the amount pursuant to the Warranty Claim, Indemnity Claim or Claim under the Tax Indemnity (as the case may be), the Sellers must promptly pay to the Buyer such additional amount as is necessary to ensure that the Buyer is compensated for the value of the Tax Relief lost, or so that the net amount retained by the Buyer after deductions, or withholdings of Tax or payment of the increased Tax, equals the amount the Buyer would have retained had the Tax or increased Tax not been payable or the Tax Relief not been lost or the payment not been subject to any deductions or withholdings.

11	Indemnity

11.1	Sellers’ indemnity

(a)	Subject to the limitations in clause 10, the Sellers jointly and severally indemnify the Buyer against, and must pay to the Buyer the amount of, any Loss suffered or incurred by the Buyer or its Related Body Corporate (as applicable) arising out of, or in connection with:

(i)	the material breach by any of the Sellers of any of their obligations under this Agreement (excluding a breach of Warranty); and

(ii)	any Transaction Expenses.

(b)	Subject to the limitations in clauses 10.5 to 10.17 and the operation of clause 11.1(c), the Sellers jointly and severally indemnify the Buyer against, and must pay to the Buyer the amount of, any Loss suffered or incurred by the Buyer or its Related Body Corporate (as applicable) arising out of, or in connection with:

(i)	any mischaracterisation of the employment status of any of the Company’s employees engaged as casuals (both current and former casual employees) including any additional liabilities which may be payable to them (including, but not limited to, annual leave, personal carer’s leave, long service leave, annual leave loading, superannuation etc) and penalties (arising from any breach of and/or non-compliance with any statute, award, enterprise agreement or other instrument made or approved under any law of any casual employees) arising as a result of the mischaracterisation;

(ii)	any late, underpaid, unpaid or underreported superannuation guarantee contributions (including superannuation guarantee charge, penalties and interest levied on such amounts or disallowed tax deductions);

(iii)	any late, underpaid, unpaid or underreported amounts in connection with its past and present employees including amounts arising under statue, award, enterprise agreement or other instrument made or approved under any Law (including amounts payable in connection with occupational health and safety annual leave, long service leave, equal opportunity, anti-discrimination, Tax, workers compensation and workplace or industrial laws).

(c)	Notwithstanding clause 11.1(b), the Buyer acknowledges and agrees that the Purchase Price has been agreed on the basis that the Group Companies have certain accrued employee entitlements (including annual leave, long service leave and any other accrued statutory leave entitlements) as at Completion, and the Sellers will not be liable to the Buyer under clause 11.1(b) or otherwise in connection with such accrued employee entitlements to the extent they are accounted for in the accounts of the Company as at the Completion Date.

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11.2	Buyer indemnity

The Buyer indemnifies the Sellers against, and must pay to the Seller the amount of, any Loss suffered or incurred by the Sellers arising out of, or in connection with the material breach by the Buyer of any of its obligations under this Agreement (excluding a breach of Buyer Warranty), except to the extent caused or contributed to by the fraud or wilful misconduct of the Sellers, and subject to the maximum aggregate liability of the Buyer not exceeding the total value of the Purchase Price.

12	Tax indemnity

12.1	Sellers’ indemnity

Subject to the limitations in clause 12.2, the Sellers jointly and severally indemnify the Buyer against, and must pay to the Buyer the amount of, any:

(a)	Tax actually assessed and payable by any Group Company or the Buyer in relation to any Group Company (whether payable before, on, or after Completion) to the extent that the Tax:

(i)	is referable to any period ending on or before, or part period running up to, Completion;

(ii)	is referable to any act, event, transaction or omission by any Group Company or any of the Sellers before or up to and including Completion; or

(iii)	is imposed on any income, profits or gains earned, accrued or received before or up to and including Completion.

which for completeness includes any loss or penalty arising from a failure to make the required payments to the Australian Tax Office due under the payment plan that is disclosed in document 04.01 in the Data Room;

(b)	Tax Costs reasonably and properly incurred by or on behalf of any Group Company, or the Buyer in relation to any Group Company, to the extent those Tax Costs arise directly from any matters for which the Sellers are liable under this clause 12; and

(c)	Tax payable by any Group Company or the Buyer in relation to any Group Company (whether payable before, on, or after Completion) as a result of the loss (in whole or in part) of any Tax Relief to the extent such Tax Relief relates to a period or part period ending on or before Completion (in which case the amount of such Tax liability shall be the Tax that would have been saved by any Group Company but for such loss).

(d)	In the event that any Tax Costs paid to the Buyer under 12.1(b) are subsequently recovered by the Buyer from any third party (including insurers), the Buyer must refund to the Sellers the amount recovered.

12.2	Limits and exceptions

The Buyer may not recover from any of the Sellers and the Sellers are not liable to the Buyer for an amount of Tax or Tax Costs referred to in clause 12.1 to the extent that:

(a)	it relates to a liability for Tax for which full provision has been made in the Accounts;

(b)	the liability arises, or is increased by, anything done by or on behalf of any Seller or any Group Company prior to Completion with the prior written consent of the Buyer, or at the written direction of the Buyer;

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(c)	it arises out of or in respect of an increase in the rate of Tax after the date of this Agreement;

(d)	it arises out of a change in Tax Law after the date of this Agreement, including a change in Tax Law which takes effect retrospectively (except where the change in Tax Law was publicly announced prior to the date of this Agreement);

(e)	the liability is attributable to the wilful misconduct or fraud of the Buyer (or the Buyer’s officers and employees);

(f)	it arises from any duplication of recovery under any other clause of this Agreement; or

(g)	it arises from any election or choice made by any Group Company in relation to Tax after Completion.

12.3	Payment of liability

Without limiting clause 12.1, where the indemnity in clause 12.1 applies, if any Group Company receives a Tax Demand, the Sellers must pay the amount of the Tax Demand to the relevant Tax Authority (or to the Buyer or the Group Company if the Buyer or that Group Company has already paid the amount of the Tax Demand to the Tax Authority), in settlement of the Tax Demand before the payment date set out in the Tax Demand.

12.4	Consultation

(a)	The Buyer must:

(i)	notify the Sellers promptly upon becoming aware of any potential Claim under this clause 12, and in any case not later than 5 days before the payment date set out in the Tax Demand (provided the Buyer has prior knowledge of such Tax Demand and payment date); and

(ii)	take reasonable steps (at the Sellers’ cost and direction) to mitigate the Tax liability or to recover the Tax Relief.

(b)	The parties must not, after Completion, enter into any correspondence with any Tax Authority relating to a period before or including Completion in relation to any Group Company without the prior written consent of the other party (not to be unreasonably withheld).

(c)	Where the Buyer fails to comply with this clause 12.4, including withholding or delaying consent required pursuant to clause 12.4(b), the Buyer will indemnify the Sellers for any penalties incurred or issued by a Tax Authority.

13	Third Party Claims

13.1	Notice of Third Party Claims

Subject to receipt by the Sellers of a Claim Notice or notice of a Tax Claim, in either case that arises out of, involves, or may involve a Claim by a Third Party against Group Company (Third Party Claim), the Sellers may, by giving notice to the Buyer within 20 Business Days of the date of receipt of that notice, assume conduct of the defence of the Third Party Claim.

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13.2	Conduct of Third Party Claims

(a)	If the Sellers notify the Buyer under clause 13.1 that it wishes to assume the conduct of the defence of the Third Party Claim:

(i)	provided that the Sellers (in their Relevant Proportions) indemnify the Buyer against all Losses which the Buyer or a Group Company incurs as a result of the Sellers assuming conduct of the defence (including Loss for the Third Party Claim itself), the Buyer must and must procure that the relevant Group Company must:

(A)	take all action reasonably requested by the Sellers to avoid, contest, compromise or defend the Third Party Claim, including providing reasonable access to witnesses and documentary or other evidence within the control of the Buyer or the relevant Group Company that is relevant to the Third Party Claim;

(B)	allow, at the cost of the Sellers, the Sellers and their legal advisers to inspect and take copies of all relevant books, records, files and documents relevant to the Third Party Claim (to the extent necessary); and

(C)	provide the Sellers with reasonable access to the personnel and premises of the Buyer and the relevant Group Company at the cost of the Sellers for the sole purpose of obtaining information in relation to the Third Party Claim;

(ii)	in conducting the defence of the Third Party Claim, the Sellers must:

(A)	act in good faith;

(B)	keep the Buyer informed of all material developments in relation to the Third Party Claim;

(C)	diligently defend the Third Party Claim;

(D)	liaise with the Buyer in relation to the defence of the Third Party Claim;

(E)	provide the Buyer with reasonable access to a copy of any notice, correspondence or other document relating to the Third Party Claim; and

(F)	act reasonably in all the circumstances, including having regard to the likelihood of success and the effect of the proceedings or actions on the goodwill or reputation of the Buyer and the Group,

and the Sellers must not:

(G)	accept, compromise or pay;

(H)	agree to arbitrate, compromise or settle; or

(I)	make any admission or take any action in relation to,

a Third Party Claim, where such a claim would be reasonably likely to have an adverse effect on the operation of the business or reputation of the Buyer or a Group Company without the Buyer's prior written approval (which must not be unreasonably withheld or delayed).

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(b)	If the Sellers advise the Buyer that the Sellers do not wish to assume the conduct of the defence of the Third Party Claim, or does not advise the Buyer that the Sellers wish to assume defence of the Third Party Claim within the period specified in clause 13.1, then the Buyer must:

(i)	act in good faith in the defence of the Third Party Claim;

(ii)	keep the Sellers informed of all material developments in relation to the Third Party Claim;

(iii)	provide the Sellers with reasonable access to a copy of any notice, correspondence or other document relating to the Third Party Claim; and

(iv)	act reasonably in all the circumstances.

14	Tax Returns

14.1	Pre-Completion Tax Returns

(a)	The Sellers must, at the Sellers' cost and expense, prepare and file all Tax Returns for each Group Company due after Completion in relation to any Tax period ending on or before Completion (Pre-Completion Tax Return).

(b)	The Sellers must ensure that each Pre-Completion Tax Return is prepared in a manner consistent with the requirements of:

(i)	any Tax Law; and

(ii)	the past practice of the relevant Group Company.

(c)	The Buyer must give the Sellers reasonable access on reasonable notice to any information and records in relation to Tax, as relevant, within the possession and control of the Buyer for the purpose of preparing any Pre-Completion Tax Return.

(d)	The Sellers must deliver each Pre-Completion Tax Return and supporting work papers to the Buyer as soon as possible and in any case no later than 20 Business Days before it is due to be filed (taking into account any extension of time to file the Pre-Completion Tax Return which has been properly obtained) for the Buyer's review and comment.

(e)	The Sellers must procure that each Pre-Completion Tax Return is lodged, filed or submitted by the due date (taking into account any extension of time to file the Pre-Completion Tax Return that has been properly obtained).

(f)	The parties will each be liable for their own costs to comply with this clause 14.1 including but not limited to obtaining independent advice.

14.2	Straddle Returns

(a)	The Buyer has, at its own cost and expense, sole conduct and control of the preparation of any Tax Return for any Group Company for any Tax period that commences before Completion but ends after Completion (Straddle Return).

(b)	The Buyer must ensure that each Straddle Return is prepared in a manner consistent with the requirements of:

(i)	any Tax Law; and

(ii)	subject to clause 14.2(b)(i), the past practice of the relevant Group Company.

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(c)	The Buyer must deliver each Straddle Return and supporting work papers to the Sellers as soon as possible and in any case no later than 20 Business Days before it is due to be filed (taking into account any extension of time to file the Straddle Return which has been properly obtained) for the Sellers' review and comment.

(d)	The Buyer must procure that each Straddle Return is lodged, filed or submitted by the due date (taking into account any extension of time to file the Straddle Return that has been properly obtained).

14.3	Dispute in relation to Pre-Completion Tax Returns

(a)	If the Buyer or the Sellers object to any items set out in the Pre-Completion Tax Return or the Straddle Return the Buyer or the Sellers (as the case may be) must give notice in writing to the other (Tax Dispute Notice) as soon as possible but in any event no later than 10 Business Days before the Pre-Completion Tax Return or Straddle Return is due to be filed (taking into account any extension of time to file the Pre-Completion Tax Return or the Straddle Return which has been properly obtained), setting out full details of the objection including (Tax Disputed Matters):

(i)	the items in dispute;

(ii)	as far as possible, the amount in dispute; and

(iii)	as far as possible, the adjustments or amendments to the Pre-Completion Tax Return which it is seeking.

(b)	If the Buyer or the Sellers give a Tax Dispute Notice to the Sellers or Buyer (as the case may be), the Buyer and Sellers must enter into good faith negotiations and use all reasonable endeavours to agree the Tax Disputed Matters in dispute as quickly as possible.

(c)	If the Buyer and Sellers cannot resolve the Tax Disputed Matters within five Business Days of the objection being notified to the Sellers or Buyer (as the case may be) (or such other period as they agree in writing), then the Buyer and the Sellers must appoint the Tax Expert to resolve the dispute in accordance with clause 14.4.

(d)	Despite the appointment or determination of the Tax Expert under clause 14.3(c), the Buyer and the Sellers may, at any time, agree the treatment of any or all of the Tax Disputed Matters.

(e)	The Sellers (on the one hand) and the Buyer (on the other) will each pay one half of any costs and expenses issued by the Australian Taxation Office (or similar regulatory body) as a result of a delay in lodging the Pre-Completion Tax Return or Straddle Return.

14.4	Tax Expert

(a)	If the Sellers and the Buyer cannot resolve the Tax Disputed Matters within the timeframe in clause 14.3(c) then either the Sellers or the Buyer may refer the Tax Disputed Matters to the Tax Expert for determination in accordance with this clause 14.4 and must notify the other party of such referral.

(b)	The person to whom the Tax Disputed Matters are referred to under clause 14.4 (Tax Expert) must be:

(i)	an independent accountant agreed in writing by the Buyer and the Sellers; or

(ii)	if the Buyer and the Sellers are unable to agree, an independent certified public accountant as mutually agreed upon by accountants appointed by each of the Buyer and the Sellers, provided that the relevant firm must not be the current auditor or accountant of the Buyer, the Company or the Sellers.

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(c)	The Tax Expert must be instructed by the Sellers and the Buyer to prepare and deliver to the parties a report (Tax Expert’s Report) setting out its opinion as to the Tax Disputed Matters as soon as practicable and in any event no later than 20 Business Days after being instructed to do so, unless a longer timeframe is reasonably required by the Tax Expert.

(d)	The Sellers and Buyer must, on a Tax Disputed Matter being referred to the Tax Expert for determination in accordance with this clause 14.4, promptly use their respective best endeavours to negotiate and enter into an engagement letter with the Tax Expert for the purposes of the Tax Expert preparing and delivering to the parties a Tax Expert's Report.

(e)	The Tax Expert must permit each party to make an initial written submission to the Tax Expert in relation to the Tax Disputed Matters and a written submission in reply to other party’s initial written submission (with a copy of each such submission being given to the other party) and must otherwise decide the procedure to be followed in the determination.

(f)	The Buyer must promptly provide (and must procure that each Group Company promptly provides) and the Sellers must promptly provide, to the Tax Expert:

(i)	all information and assistance (including assistance from employees); and

(ii)	access to and the right to take copies of books and records of account, documents, files, working papers and information stored electronically,

which the Tax Expert reasonably requires to make its determination.

(g)	For the avoidance of doubt, the Tax Expert must not review or make any determination with respect to any matter other than a Tax Disputed Matter.

(h)	The Tax Expert will act as an expert and not as an arbitrator in determining the dispute.

(i)	The Tax Expert’s decision will be final and binding on the parties (except in the case of manifest error).

(j)	The Sellers (on the one hand) and the Buyer (on the other) will each pay one half of the Tax Expert’s costs and expenses.

15	Representations and warranties by Buyer

15.1	Warranties

The Buyer represents and warrants to each Seller that each of the following statements is true, complete and accurate at the date of this Agreement and will be true, complete and accurate on the Completion Date:

(a)	it has full power and authority to enter into this Agreement and has taken all necessary action to authorise the execution, delivery and performance of this Agreement in accordance with its terms;

(b)	this Agreement has been duly executed and delivered by it and constitutes its legally valid and binding obligations and is enforceable against it in accordance with its terms;

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(c)	the execution, delivery and performance by it of this Agreement will not breach any provision of:

(i)	any Law or any order or decree of any Governmental Agency;

(ii)	its constitution or equivalent constituent documents; or

(iii)	any Encumbrance or other document which is binding on it;

(d)	it is validly incorporated, organised and subsisting under the laws of its place of incorporation;

(e)	no petition or other process for winding-up or dissolution has been presented or threatened in writing against it and, so far as it is aware, there are no facts, matters or circumstances justifying such a petition or other process;

(f)	no receiver, receiver and manager, liquidator, administrator, controller, trustee or similar official has been appointed over all or any part of its assets or undertakings and, so far as it is aware, there are no facts, matters or circumstances justifying such an appointment;

(g)	no writ of execution has been issued against it or any of its assets and, so far as it is aware, there are no facts, matters or circumstances justifying such a writ;

(h)	it has not entered into or taken steps or proposed to enter into any arrangement or composition or compromise with all or a class of its creditors;

(i)	it is able to pay its debts as and when they fall due;

(j)	it is not taken under applicable laws to be unable to pay its debts and has not stopped or suspended, or threatened to stop or suspend, payment of all or a class of its debts;

(k)	upon the issue of the Initial Consideration and Earnout Consideration (if any), the Seller(s) will be the sole legal and beneficial owner;

(l)	upon the issue of the Initial Consideration and Earnout Consideration (if any), there is no Encumbrance, option, right of pre-emption, right of first or last refusal or other third party right relating to any of the relevant stock;

(m)	the Buyer has passed the necessary resolutions approving the issue of the Initial Consideration and Earnout Consideration, including obtaining a waiver of any pre-emptive rights over the issue of the relevant stock;

(n)	the Initial Consideration and any Earnout Consideration stock, when issued, will be:

(i)	duly authorised, validly issued, fully paid and non-assessable;

(ii)	free from all Encumbrances or third-party rights (except restrictions imposed by applicable securities laws and as expressly set out in this Agreement);

(iii)	not subject to any contractual lock-up, escrow or transfer restriction (other than as expressly set out in this Agreement); and

(iv)	capable of being traded on the New York Stock Exchange, without the need for further action by the Sellers;

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(o)	the Buyer shall provide all necessary cooperation (including legal opinions, instruction to its transfer agent, and documentation) to enable the Sellers to remove any restrictive legends and to sell the Initial Consideration shares as permitted under Rule 144 or another applicable exemption after the expiry of any holding period.

16	Representations and warranties By Guarantor

16.1	Guarantor’s Warranties

The Guarantor represents and warrants to the Buyer that each of the following statements is true, complete and accurate at the date of this Agreement and will be true, complete and accurate on the Completion Date:

(a)	it has full power and authority to enter into this Agreement and has taken all necessary action to authorise the execution, delivery and performance of this Agreement in accordance with its terms;

(b)	this Agreement has been duly executed and delivered by it and constitutes its legally valid and binding obligations and is enforceable against it in accordance with its terms;

(c)	the execution, delivery and performance by it of this Agreement will not breach any provision of:

(i)	any Law or any order or decree of any Governmental Agency;

(ii)	any Encumbrance or other document which is binding on it;

(d)	no petition or other process for winding-up or dissolution has been presented or threatened in writing against it and, so far as it is aware, there are no facts, matters or circumstances justifying such a petition or other process;

(e)	no receiver, receiver and manager, liquidator, administrator, controller, trustee or similar official has been appointed over all or any part of its assets or undertaking and, so far as it is aware, there are no facts, matters or circumstances justifying such an appointment;

(f)	no writ of execution has issued against it or any of its assets and, so far as it is aware, there are no facts, matters or circumstances justifying such a writ;

(g)	it has not entered into or taken steps or proposed to enter into any arrangement or composition or compromise with all or a class of its creditors;

(h)	it is able to pay its debts as and when they fall due; and

(i)	it is not taken under applicable laws to be unable to pay its debts and has not stopped or suspended, or threatened to stop or suspend, payment of all or a class of its debts.

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17	Period after completion

17.1	Appointment of proxy

(a)	From Completion until the Sale Shares are registered in the name of the Buyer, each Seller:

(i)	irrevocably appoints the Buyer as the sole proxy of that Seller to attend shareholders’ meetings and exercise the votes attaching to the Sale Shares of that Seller;

(ii)	must not attend and vote at any shareholders’ meetings; and

(iii)	must take all other actions in the capacity of a registered holder of the Sale Shares of that Seller as the Buyer directs.

(b)	The Buyer indemnifies each Seller against all Loss suffered or incurred by it arising from, or in connection with, any action taken by the Buyer under the proxy referred to in clause 17.1(a).

17.2	Access to records by the Sellers

(a)	The Buyer must procure that all Records are preserved in respect of the period ending on the Completion Date until seven years from the Completion Date.

(b)	After Completion the Buyer must, on reasonable notice from a Seller:

(i)	provide that Seller and its advisers with reasonable access to the Records and allow that Seller and its advisers to inspect and obtain copies or certified copies of the Records at that Seller's expense; and

(ii)	provide that Seller and its advisers with reasonable access to the personnel and premises of any the Group Company,

for the purpose of assisting that Seller to prepare Tax returns, accounts and other financial statements, to comply with applicable Law (including in relation to Tax), or to conduct legal or arbitration proceedings (other than where such proceedings are under, or in connection with, this Agreement).

(c)	Any Seller that gives notice to the Buyer under clause 17.2(b) must pay the Buyer on demand the Buyer's reasonable costs in retrieving any Records and making personnel and premises available under this clause 17.2, provided:

(i)	the Buyer notifies the Seller in advance of any material costs likely to be incurred;

(ii)	the Seller approves such costs before they are incurred (approval not to be unreasonably withheld or delayed); and

(iii)	the Buyer provides written evidence of the actual costs incurred, including relevant invoices or receipts.

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17.3	Confidentiality and legal professional privilege

(a)	Any Seller to whom access to the Records or the personnel or premises of the Buyer is provided under clause 17.2 must comply with any reasonable steps requested by the Buyer to preserve confidentiality.

(b)	Nothing in clause 17.2, requires the Buyer to waive legal professional privilege.

18	Protection of the Group

18.1	Acknowledgment

In consideration of, among other things, the benefits derived directly and indirectly by the Sellers and the Guarantor under this Agreement, each Seller and the Guarantor agrees to give the covenants contained in clause 18.2 and acknowledge that these covenants constitute reasonable protection of the Buyer’s interests taking into account the benefits to be received directly and indirectly by the Sellers and (in some cases) indirectly, the Guarantor, under this Agreement.

18.2	Non-compete

(a)	During the Restricted Period and within the Restricted Area, each Seller and the Guarantor undertakes to the Buyer that it and each of its Associates will not engage in, be involved in, or be interested in (either directly or indirectly and whether solely or jointly with any other person and whether as principal, agent, director, executive officer, employee, shareholder, partner, financier, beneficiary, trustee, joint venturer, adviser, consultant to or in any entity or otherwise) any Restricted Business.

(b)	During the Restricted Period each Seller and the Guarantor undertakes to the Buyer that it and each of its Associates will not (either directly or indirectly and whether solely or jointly with any other person and whether as principal, agent, director, executive officer, employee, shareholder, partner, financier, beneficiary, trustee, joint venturer, adviser, consultant to or in any entity or otherwise):

(i)	solicit or entice away from any Group Company any person or business that has been a customer or supplier of any Group Company at any time during the 12 month period prior to Completion;

(ii)	interfere with the relationship between any Group Company and any of its customers, suppliers or employees; or

(iii)	induce any employee of any Group Company to leave employment.

18.3	Independence

Each of clauses 18.2(a) and 18.2(b) has effect as multiple, separate and independent restraints consisting of each separate restraint set out in clauses 18.2(a) and 18.2(b) combined with each Restricted Period and Restricted Area (as applicable).

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18.4	Severability

Each Seller and the Guarantor acknowledges that each of the prohibitions and restrictions contained in clause 18.2:

(a)	is to be read and construed and is to have effect as a separate severable and independent prohibition or restriction and will be enforceable accordingly; and

(b)	confers a benefit on the Buyer which is no more than that which is reasonably and necessarily required by the Buyer.

18.5	Acknowledgement

Each Seller and the Guarantor acknowledges that the prohibitions and restrictions contained in clause 18.2 are reasonable in the circumstances and necessary to protect the interests of the Buyer.

18.6	Injunction

Each Seller and the Guarantor acknowledges that monetary damages alone will not be adequate compensation to the Buyer for breach of this clause 18.2 and that the Buyer is entitled to seek (in addition to any other remedies it may be able to seek but subject to the discretion of the court) an injunction from a court of competent jurisdiction if:

(a)	any Seller and the Guarantor fails to comply with or threatens to fail to comply with clause 18.2; or

(b)	the Buyer reasonably believes that any Seller and the Guarantor will not comply with clause 18.2.

18.7	Exceptions

Despite clause 18.2, the parties each acknowledge and agree that nothing in clause 18.2 will:

(a)	prevent any Seller, the Guarantor or any of their Associates from holding securities which are listed on the Australian Securities Exchange or overseas stock exchange, so long as the interest is not more than 5% of the total number of shares on issue in the relevant class;

(b)	prevent any Seller, the Guarantor or any of their Associates from being employed or engaged by the Buyer or any of its Related Bodies Corporate; or

(c)	prevent any Seller, the Guarantor or any of their Associates from being engaged in, involved in, or interested (including as a shareholder or director) in Geodrones Australia Pty Ltd ABN 86 628 190 867.

19	Trustee Limitation

19.1	Limited capacity

Each Relevant Trustee enters into this Agreement only in its capacity as trustee of the Relevant Trust and in no other capacity.

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19.2	Limited liability

(a)	A liability arising under or in connection with this Agreement is limited to and can be enforced against the Relevant Trustee only to the extent to which it can be satisfied out of the assets of the Relevant Trust out of which the Relevant Trustee is actually indemnified for.

(b)	The limitation of liability in this clause 19 applies despite any other provision of this Agreement and extends to all liabilities and obligations of the Relevant Trustee in any way connected with any representation, warranty, conduct, omission, agreement or transaction related to this Agreement.

19.3	Limited rights to sue

Except as expressly provided for in this Agreement, no party may:

(a)	sue the Relevant Trustee in any capacity other than as trustee of the Relevant Trust;

(b)	seek the appointment of a receiver, a liquidator, an administrator or any similar person to the Relevant Trustee or any of its assets or undertakings (other than the assets and undertakings of the Relevant Trust); or

(c)	prove in any liquidation, administration or arrangement of or affecting the Relevant Trustee (other than in relation to the Relevant Trust).

19.4	Exceptions

The provisions of clauses 19.2 and 19.3 do not apply to any obligation or liability of the Relevant Trustee:

(a)	to the extent there is a reduction in the extent of the indemnification of the Relevant Trustee out of the assets of Relevant Trust as a result of the fraud or negligence of or breach of trust by the Relevant Trustee; or

(b)	arising out of any breach of the Trustee Warranties or clause 20.

19.5	Override

This clause 19 applies despite any other provision of this Agreement or any principle of equity or law to the contrary.

20	Trustee Restrictions

Between the date of this Agreement and the date that is seven years after the Completion Date, each Relevant Trustee must not, without the prior written consent of the Buyer (which must not be unreasonably withheld or delayed) and only to the extent such action would materially affect the Relevant Trustee’s ability to comply with its obligations under this Agreement:

(a)	retire as the trustee of the Relevant Trust where the new trustee of the Relevant Trust is not a Related Entity;

(b)	do, or omit to do, anything which results in the removal or replacement of the Relevant Trustee as trustee of the Relevant Trust, except where the new trustee of the Relevant Trust is a Related Entity;

(c)	resettle the Relevant Trust;

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(d)	vary material terms of the Relevant Trust or its constituent documents in a manner that adversely affects the Buyer’s rights under this Agreement;

(e)	do, or omit to do, anything that reduces or limits the extent of the indemnification of the Relevant Trustee out of the assets of the Relevant Trust where such reduction would materially impair the Relevant Trustee’s ability to perform its obligations under this Agreement;

(f)	restricts, limits or otherwise impairs the ability of the Relevant Trustee to comply with its obligations under this Agreement;

(g)	terminate the Relevant Trust; and

(h)	mix the assets of the Relevant Trust with any other property owned by the Relevant Trustee.

21	Guarantee

21.1	Consideration

The Guarantor acknowledges entering into this Agreement in return for the Buyer agreeing to buy the Vella Seller’s Respective Proportion of the Sale Shares for valuable consideration.

21.2	Guarantee and indemnity

The Guarantor unconditionally and irrevocably:

(a)	guarantees to the Buyer the due and punctual performance by the Vella Seller of their obligations under this Agreement, including each obligation to pay money (Guaranteed Obligations); and

(b)	as a separate and independent principal obligation, indemnifies the Buyer against, and must pay on demand amounts equal to, any Loss suffered by the Buyer as a direct result of the Vella Seller failing, or being unable, to perform any of their Guaranteed Obligations under this Agreement.

21.3	Non–payment

If the Vella Seller does not pay any amount it is required to pay under this Agreement, the Guarantor must pay that amount on demand as if it were the Vella Seller.

21.4	Demands

A demand under this clause 21 may be made at any time and from time to time and a demand need only specify the obligation to be fulfilled.

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21.5	Continuing obligations

The guarantee and indemnity in this clause 21:

(a)	extends to the present and future balance of all the money payable by the Vella Seller under this Agreement;

(b)	remains in full force and effect until all of the Guaranteed Obligations have fully and duly performed, observed and discharged;

(c)	is not wholly or partially discharged by the payment of any amount payable by the Vella Seller under this Agreement or the settlement of any account by the Vella Seller; and

(d)	is irrevocable.

21.6	Extent of guarantee and indemnity

This clause 21 applies and the obligations of the Guarantor are not reduced or discharged by:

(a)	any transaction or agreement, or amendment, variation, replacement, substitution, novation or assignment of this Agreement;

(b)	an Insolvency Event affecting a party or the death of a party;

(c)	any lack of capacity, any limitation on capacity or any lack of authority;

(d)	the partial performance of the Guaranteed Obligations;

(e)	any judgment or order being obtained or made against, or the conduct of any proceedings by, the Buyer;

(f)	any other security or contractual obligations to secure the performance of the Guaranteed Obligations under this Agreement being or not being taken, held, renewed, varied, enforced or released or such security being void, defective, informal or unenforceable;

(g)	any amount that the Vella Seller is required to pay under this Agreement not being recoverable;

(h)	the exercise or non–exercise of any right, power, discretion or remedy of the Buyer;

(i)	any set–off, combination of accounts or counterclaim;

(j)	any default, misrepresentation, negligence, breach of contract, misconduct, acquiescence, delay, waiver, mistake, failure to give notice or other action or inaction of any kind (whether or not prejudicial to the Buyer) by a party to this Agreement;

(k)	the Buyer granting any time or other indulgence or concession to, compounding or compromising with, or wholly or partially releasing the Sellers or the Guarantor of an obligation; or

(l)	another thing happening that might otherwise release, discharge or affect the obligations of the Guarantor under this Agreement.

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21.7	Principal and independent obligation

Each guarantee, indemnity and other obligation of the Guarantor in this Agreement is:

(a)	a principal obligation and is not to be treated as ancillary, collateral or limited by reference to another right or obligation; and

(b)	independent of and not in substitution for or affected by another security interest or guarantee or other document or agreement which the Buyer or another person may hold concerning the Guaranteed Obligations.

21.8	Deferral of certain rights

Until all Guaranteed Obligations have been performed, the Guarantor may not (either directly or indirectly) without the Buyer’s prior written consent:

(a)	claim, exercise or attempt to exercise a right of set–off, counterclaim or any other right or raise any defence against the Vella Seller which might reduce or discharge the Guarantor's liability under this clause 0;

(b)	claim or exercise a right of subrogation or contribution or otherwise claim the benefit of a guarantee or security, irrespective of whether or not that guarantee or security:

(i)	relates to the Guaranteed Obligations;

(ii)	is given by the Guarantor; or

(iii)	is in favour or for the benefit of the Buyer,

and any money a Guarantor receives in breach of this clause 21.8(b) must be paid promptly to the Buyer; or

(c)	unless the Buyer has given a direction to do so:

(i)	prove, claim or exercise voting rights in the Vella Seller’s liquidation, or otherwise claim or receive the benefit of any distribution, dividend or payment arising out of the Sellers’ liquidation on any account; or

(ii)	demand, or accept payment of, any money owed to the Guarantor by the Sellers,

and any such money it receives must be paid promptly to the Buyer.

21.9	Enforcement against Guarantor

The Buyer may enforce this clause 21 against the Guarantor without first having to resort to another guarantee or security interest or other agreement relating to the Guaranteed Obligations.

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22	Confidentiality and publicity

22.1	Confidentiality

Each party agrees to keep (and procure its Associates keep) the Confidential Information confidential and not disclose or otherwise make available (and procure its Associates do not disclose or otherwise make available) the Confidential Information to any person except where permitted under clause 22.2.

22.2	Permitted disclosures

(a)	A party may disclose or make available Confidential Information:

(i)	subject to clause 22.3, to its officers, employees, advisers and auditors;

(ii)	subject to clause 22.4, where such disclosure is required by:

(A)	Law;

(B)	any Governmental Agency; or

(C)	the rules of any stock exchange on which a party is listed;

(iii)	where such disclosure is required in connection with the exercise of any rights under any Transaction Document; or

(iv)	where the Confidential Information relates to a party, with the prior written consent of that party.

(b)	On and from Completion, the Buyer may, despite clause 22.1, disclose information relating to the Business and the assets or affairs of the Group.

22.3	Disclosure to officers, employees and others

If a party discloses or makes available Confidential Information under clause 22.2(a)(i):

(a)	it must procure that the person to whom such information is disclosed or made available keeps that information confidential; and

(b)	if that person does or omits to do anything that, if done by the disclosing party would constitute a breach of its obligations of confidence under this clause 0, the disclosing party will be liable for those acts and omissions of the person.

22.4	Disclosure required by Law

If a party is required by Law, any Governmental Agency or the rules of any stock exchange on which a party is listed, to disclose or make available any Confidential Information of another party, that party must:

(a)	promptly notify the other party on becoming aware that disclosure of Confidential Information is required and the information required to be disclosed; and

(b)	consult with the other party to limit the form and content of any disclosure required under clause 22.2(a)(ii).

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22.5	Announcements

A party may not make any other media or other public announcement relating to any Transaction Document (including the fact that the parties have executed any Transaction Document) unless the other parties have consented to the form and content of the announcement or where required under clause 22.2(a)(ii).

22.6	Survival

This clause 0 survives the termination or expiry of this Agreement.

23	Notices and other communications

23.1	Service of notices

A notice, request, demand, consent, approval or communication under this Agreement (Notice) must be:

(a)	in writing, in English and signed by a person duly authorised by the sender; and

(b)	hand delivered or sent by post or express courier or email to the recipient's address as follows or varied by any Notice given by the recipient to the sender:

(i)	If to Andrew Robert Simpson

Address: 26 McCann Street, Torrens ACT 2607

Attention: Andrew Simpson

Email: andrew@simpson.net.au

(ii)	If to Vella Hardjadinata Corporation Pty Ltd ACN 655 787 367 as trustee for Vella Hardjadinata Family Trust

Address: Unit 6, 88 Dooring Street, Dickson ACT 2602

Attention: Jason Vella

Email: jason.vella@geodetica.com.au

(iii)	If to the Buyer:

Address: 4677 LB McLeod Road, Suite J, Orlando, FL 32811

Attention: Brian Hoff

Email: Brian@UnusualMachines.com

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23.2	Effective on receipt

A Notice given in accordance with clause 23.1 takes effect when taken to be received (or at a later time specified in it), and is taken to be received:

(a)	if hand delivered, on delivery;

(b)	if sent by express courier, the second Business Day after the date of posting (or four days after couriering if sent from one country to another);

(c)	if sent by post, three Business Days after posting (or seven days after posting if sent from one country to another); or

(d)	if sent by email, when sent by the sender unless the sender receives a delivery failure notification indicating that the email has not been delivered to the addressee,

but if the delivery, receipt or transmission is not on a Business Day or is after 5.00pm on a Business Day, the Notice is taken to be received at 9.00am on the next Business Day.

24	Duties, Costs and Expenses

24.1	Fees and Costs

Each party must pay its own costs and outlays connected with the negotiation, preparation and execution of this Agreement, provided that the Buyer must pay all costs and expenses associated with obtaining any FIRB Approval (excluding application fees and any legal or other professional advisor costs incurred by the Sellers in reviewing or providing input on the FIRB application).

24.2	Stamp duty

(a)	The Buyer must pay all Stamp Duty (including all fines, penalties and interest) and other government imposts payable in connection with this Agreement and any transaction contemplated by this Agreement, and all instruments of issue or transfer and other documents or instruments executed under or in connection with this Agreement.

(b)	Without limiting clause 24.2(a), the Buyer must bear all costs, Stamp Duty, brokerage fees, and other charges associated with the issuance and delivery of the Initial Consideration and any Earnout Consideration.

(c)	Subject to this clause 24, any action to be taken by a party in performing its obligations under this Agreement must be taken at its own cost and expense unless otherwise provided in this Agreement.

25	GST

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25.1	Definitions

(a)	In this clause 25:

(i)	words used in this Agreement which have a particular meaning in the GST law (as defined in the GST Act), any applicable legislative determinations and Australian Taxation Office public rulings, have the same meaning, unless the context otherwise requires;

(ii)	any reference to GST payable by a party includes any corresponding GST payable by the representative member of any GST group of which that party is a member; and

(iii)	any reference to an input tax credit entitlement by a party includes any corresponding input tax credit entitlement by the representative member of any GST group of which that party is a member.

(b)	Unless GST is expressly included, any payment expressed to be payable under any other clause of this Agreement for any supply made under or in connection with this Agreement does not include GST.

(c)	To the extent that any supply made under or in connection with this Agreement is a taxable supply, the GST exclusive consideration otherwise payable for that taxable supply is increased by an amount of any GST payable in respect of that supply and that amount must be paid at the same time as the GST exclusive consideration is to be paid or provided.

(d)	A party’s right to payment under clause 25.1(c) is subject to a valid tax invoice being delivered by the supplier to the recipient of the taxable supply.

(e)	To the extent that a party is required to reimburse or indemnify another party for a loss, cost or expense incurred by that other party, that loss, cost or expense does not include any amount in respect of GST for which that other party is entitled to claim an input tax credit.

(f)	To the extent that any consideration payable to a party under this Agreement is determined by reference to a cost incurred by a party, or to a price, value, sales, revenue or similar amount, the GST exclusive amount of that cost, price, value, sales, revenue or similar amount must be used.

26	Foreign resident capital gains withholding payments

26.1	Interpretation

In this clause:

(a)	Australian resident means an Australian resident as defined in section 995-1 of the Income Tax Assessment Act 1997 (Cth) (Tax Act 1997);

(b)	TAA means the Taxation Administration Act 1953 (Cth) or any replacement or other relevant legislation and regulations; and

(c)	any words or expressions used in this clause which have a particular meaning in the TAA, Income Tax Assessment Act 1936 or Tax Act 1997 including any applicable legislative determinations and Australian Taxation Office public rulings have the same meaning unless the context otherwise requires.

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Share purchase agreement

26.2	Sellers’ declaration

Each Seller for the purposes of section 14-225(1) of Schedule 1 to the TAA declares that:

(a)	it is and will be an Australian resident for the six month period commencing on the date this Agreement is entered into; and

(b)	this information is true and correct.

26.3	Further declaration

If Completion occurs under this Agreement later than six months from the date of this Agreement, then each Seller declares on the day before Completion that:

(a)	it is an Australian resident;

(b)	the declaration in clause 26.3(a) is valid for six months; and

(c)	the information contained in the declaration is true and correct.

26.4	Buyer will not withhold

The Buyer acknowledges and agrees that it will not withhold any amount that is payable to any of the Sellers under this Agreement under Subdivision 14-D of Schedule 1 to the TAA.

27	Set off

27.1	Right to set-off

Despite anything to the contrary in this Agreement, if on, or prior to, the date:

(a)	payment by the Buyer to the Sellers of any amount under this Agreement; or

(b)	the Buyer is required to issue the Initial Consideration or the Earnout Consideration,

a Claim under or in connection with this Agreement (including a Warranty Claim, Indemnity Claim or Claim under the Tax Indemnity) has been notified by the Buyer to the Sellers but such Claim has:

(c)	not been agreed, compromised or settled or a final judgment or award made in favour of one of the parties in respect of the Claim, the Buyer may:

(i)	withhold the amount of that Claim from the amount payable to the Sellers (or the Earnout Amount and Earnout Consideration as relevant) until the Claim is subsequently agreed, compromised or settled or a final judgment or award is made in favour of one of the parties in respect of the Claim; and

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(ii)	set-off the final amount of that Claim as agreed, compromised or settled or determined by a final judgment or award against any amount that is or becomes payable by the Buyer to the Sellers under this Agreement; and

(d)	been agreed, compromised or settled or a final judgement or an award has been made in favour of the Buyer in respect of the Claim, but has not been paid, the Buyer may set off against any such amount not paid, any amount that is or becomes payable by the Buyer to the Sellers under this Agreement (including any Earnout Amount or Earnout Consideration as relevant).

27.2	No limitations

Nothing in clause 27.1 limits any of the other rights or remedies of the Buyer in respect of a Claim.

28	General

28.1	PPSR

(a)	Nothing in this Agreement is to be construed as constituting the consent of a party, with respect to a Security Interest created by this agreement, to the disclosure of the terms of this Agreement for the purposes of section 275(7) of the PPSA.

(b)	No party who is the grantor of a Security Interest under this Agreement will, after the date of this Agreement, consent to the disclosure of the terms of this Agreement to an interested person for the purpose of section 275 of the PPSA.

(c)	To the extent not prohibited by the PPSA, each party that is the grantor of a Security Interest under this Agreement waives its right to receive any notice otherwise required to be given by a secured party under section 157 (verification statements) or any other provision of the PPSA.

28.2	Relationship

This Agreement does not create a relationship of trust, agency or partnership between the parties.

28.3	Entire understanding

This Agreement, together with the Transaction Documents:

(a)             is the entire agreement and understanding between the parties on everything connected with the subject matter of this Agreement; and

(b)             supersedes any prior agreement or understanding on anything connected with that subject matter.

28.4	Amendment

This Agreement may only be varied in writing signed by the parties.

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28.5	Rights, powers and remedies

(a)	The rights, powers and remedies of any party are additional to other rights, powers and remedies independently given by law.

(b)	A party may exercise or enforce a right, power or remedy (including giving or withholding its approval or consent) entirely at its discretion (including by imposing conditions).

(c)	In exercising or enforcing, or deciding not to exercise or enforce, a right, power or remedy, a party is not required to take into account any adverse effect on another party.

28.6	Continuing obligations

(a)	The rights and obligations of the parties do not merge on the completion of any transaction contemplated by this Agreement.

(b)	Each indemnity in this Agreement survives the expiry or termination of this Agreement.

28.7	Waiver

(a)	A party’s failure or delay to exercise a power or right does not operate as a waiver of that power or right.

(b)	The exercise of a power or right does not preclude either its exercise in the future or the exercise of any other power or right.

(c)	A waiver is not effective unless it is in writing.

(d)	Waiver of a power or right is effective only in respect of the specific instance to which it relates and for the specific purpose for which it is given.

28.8	Consent

(a)	A party may grant or withhold its approval or consent in its absolute discretion unless this Agreement expressly provides otherwise.

(b)	Unless this Agreement expressly provides otherwise, a party may impose conditions on the grant of any consent or approval.

28.9	Assignment

(a)	No party may assign or deal with or purport to assign or deal with its rights under this Agreement, or create or allow to exist any third party interest over them, without the prior written consent of each other party.

(b)	Any act or omission in contravention of clause 28.9(a) is ineffective.

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28.10	No Merger

None of the provisions of this Agreement will merge in or upon the performance of this Agreement or any other document or any other act, matter or thing.

28.11	Counterparts

This Agreement may be signed in any number of counterparts and all counterparts taken together will be taken to constitute one document.

28.12	Further assurance

Each party must promptly at its own cost do all things (including executing all documents) necessary or desirable to give full effect to this Agreement.

28.13	Severability

If anything in this Agreement is unenforceable, illegal or void or makes this Agreement or any part of it unenforceable, illegal or void, then it is severed and the rest of this Agreement remains in force.

28.14	Governing law and jurisdiction

(a)	This Agreement is governed by and is to be construed in accordance with the laws of the State of Nevada, United States of America.

(b)	Each party irrevocably and unconditionally submits to the exclusive jurisdiction of the courts of the State of Nevada, United States of America and any courts which have jurisdiction to hear appeals from any of those courts and waives any right to object to any proceedings being brought in those courts.

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Signing page

SIGNED by Andrew Robert Simpson in the presence of:

/s/Harvey Thompson	/s/Andrew Robert Simpson
Signature of witness	Signature of ANDREW ROBERT SIMPSON

Harvey Thompson
Name of witness (please print)

Executed by Vella Hardjadinata Corporation Pty Ltd ACN 655 787 367 as trustee for Vella Hardjadinata Family Trust in accordance with section 127(1) of the Corporations Act:	) ) ) )
/s/Jason Philip Vella		/s/Shirly Hardjadinata
Signature of Director		Signature of Director / Secretary
Jason Philip Vella		Shirly Hardjadinata
Name of Director		Name of Director / Secretary

SIGNED by Jason Philip Vella in the presence of:

/s/Timothy Magoffin	/s/Jason Phillip Vella
Signature of witness	Signature of JASON PHILIP VELLA

Timothy Magoffin
Name of witness (please print)

Executed by Unusual Machines, Inc. in accordance with the laws of its place of incorporation by being signed by the following:	) )
/s/Allan Evans
Signature of Chief Executive Officer
Allan Evans
Name of Chief Executive Officer

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